Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

Marine Systems, Inc.
as the Buyer,

The Stockholders of Global Power Holding Company
as the Sellers

and

Global Power Holding Company

i

Table of Contents
(continued)

ii

Table of Contents
(continued)

		Page

8.11	Seller Representative	52
8.12	Expenses	53
8.13	Severability	53

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of May 3, 2006, by and among Marine Systems, Inc., a Louisiana corporation (the “Buyer”) and the stockholders of Global Power Holding Company, a Delaware corporation (the “Company”), set forth on Exhibit A hereto (each a “Seller” and, collectively, the “Sellers”), and the Company.

Recitals

WHEREAS, the Sellers are the record and beneficial owners of all of the issued and outstanding shares (collectively, the “Shares”) of the common stock, par value $0.01 per share, of the Company (the “Common Stock”);

WHEREAS, the Company is the record and beneficial owner of all of the outstanding membership interests (the “Subsidiary Equity”) in Global Power Systems L.L.C., a Louisiana limited liability company (the “Subsidiary”);

WHEREAS, the Subsidiary is engaged in the business of high-speed diesel engine and parts sales and service in marine applications (the “Business”);

WHEREAS, an index of defined terms used in this Agreement appears in Section 8.10; and

WHEREAS, the Sellers desire to sell the Shares to Buyer, and the Buyer desires to purchase the Shares from Sellers, for the consideration and on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Agreement

ARTICLE I
The Purchase

1.1    Sale and Delivery of the Shares. Pursuant to the terms and subject to the conditions set forth herein, the Buyer hereby agrees to purchase from the Sellers, and the Sellers hereby agree to sell to the Buyer, the Shares, which constitute all of the issued and outstanding equity interests of the Company, for the consideration set forth in Section 1.3.

1.2    Closing Date. The closing of the sale and purchase of the Shares (the “Closing”) will take place at the offices of Fulbright & Jaworski L.L.P., Fulbright Tower, 1301 McKinney, Suite 5100, Houston, Texas, at 10:00 a.m. local time on the second business day following the satisfaction or waiver of each of the conditions set forth in Article V (other than those conditions to be satisfied at the Closing) or on such other date or at such other place as the parties mutually agree in writing (such date of closing being herein called the “Closing Date”).

1.3    Consideration; Escrow Payments. As consideration in full for the sale and purchase of the Shares, the cancellation and surrender of the Options (as defined in this Section below), the cancellation and surrender of the Warrant (as defined in this Section below) and the noncompetition agreements in Article VII, the Buyer will pay an amount equal to $100,000,000, subject to adjustment as provided in Section 1.4 below (the “Purchase Price”), such Purchase Price to be paid to the Persons and in the amounts further provided in this Article I below:

(a)    At the Closing, the Buyer shall pay an amount equal to $7,000,000 (the “Escrow Amount”) to U.S. Bank National Association (the “Escrow Agent”) to hold in an escrow account (the “Escrow Account”) in accordance with the escrow agreement attached hereto as Exhibit B (the “Escrow Agreement”);

(b)    At the Closing, the Buyer shall pay an amount equal to the unpaid Transaction Costs (as defined in Section 1.4(a) below) to the Persons entitled thereto in accordance with the instructions to be delivered by the Company to the Buyer prior to the Closing Date pursuant to Section 1.5(c).

(c)    At the Closing, upon the terms of this Agreement, the Buyer shall pay to the Company, as disbursing agent for each person then holding an option to purchase shares of Common Stock (each an “Option” and each holder thereof an “Optionholder”), an amount equal to the positive difference between (i) the Purchase Price (as adjusted pursuant to Section 1.4) plus the aggregate exercise price of the Warrant and all Options outstanding immediately prior to the Closing Date and minus the Escrow Amount and the unpaid Transaction Costs, all multiplied by a fraction, (A) the numerator of which is the aggregate number of shares of Common Stock subject to the Options outstanding immediately prior to the Closing, and (B) the denominator of which is the number of Fully Diluted Shares (as defined in this Section below), and (ii) the aggregate exercise price for all Options outstanding immediately prior to the Closing (such difference being the “Option Amount”). The Option Amount shall be paid by the Company to the Optionholders in accordance with Schedule 1.3(c) (which Schedule may be updated at Closing), in each case, without interest, and also subject to Section 1.3(g).

(d)    At the Closing, upon the terms of this Agreement, the Buyer shall pay to LEG Partners Debenture SBIC, L.P. (the “Warrantholder”), in exchange for the surrender and cancellation of the warrant to purchase Common Stock held by the Warrantholder (the “Warrant”), an amount equal to the positive difference between (i) the Purchase Price (as adjusted pursuant to Section 1.4) plus the aggregate exercise price of the Warrant and all Options outstanding immediately prior to the Closing Date and minus the Escrow Amount and the unpaid Transaction Costs, all multiplied by a fraction, (A) the numerator of which is the aggregate number of shares of Common Stock subject to the Warrant, and (B) the denominator of which is the number of Fully Diluted Shares (as defined in this Section below), and (ii) the aggregate exercise price of the Warrant (such difference being the “Warrant Amount”).

(e)    At the Closing, upon the terms of this Agreement, the Buyer shall pay to the Seller Representative (as defined in Section 8.11 below), as disbursing agent for each Seller, an amount equal to the Purchase Price (as adjusted pursuant to Section 1.4) minus (i) the Escrow Amount, (ii) the Option Amount, (iii) the Warrant Amount and (iv) the unpaid Transaction Costs (the “Aggregate Share Amount”). The Aggregate Share Amount shall be paid by the Seller Representative to the Sellers in accordance with Schedule 1.3(e).

(f)     “Fully Diluted Shares” means the total number of Shares outstanding immediately prior to the Closing plus the total number of shares of Common Stock subject to Options and the Warrant immediately prior to the Closing.

(g)    The Company shall withhold and deduct from any amount payable to an Optionholder under this Agreement such amounts as it is required to withhold and deduct under applicable Law, and any amount so withheld and deducted shall be treated for all purposes as having been paid to such Optionholder.

1.4    Purchase Price Adjustment.

(a)    “Working Capital” means (i) the aggregate book value of the current assets of the Company and its subsidiaries (excluding cash and cash equivalents, net of outstanding checks) minus (ii) the aggregate book value of the current liabilities of the Company and its subsidiaries (net of outstanding checks related to current liabilities and excluding the current portion of any indebtedness, accrued Income Taxes, book overdrafts, accrued but unpaid interest and prepayment penalties), in each case calculated in accordance with generally accepted accounting principles, consistently applied (“GAAP”). The computation of Working Capital expressly excludes Transaction Costs and amounts owed under the Company Debt Agreements. An example of the determination of Working Capital is set forth on Schedule 1.4(a). “Transaction Costs” means all out-of-pocket costs, fees and expenses of the Company and its subsidiaries related to the transactions contemplated by this Agreement including, without limitation, legal and professional fees and expenses and broker fees and expenses incurred in connection with the negotiation and consummation of the transactions contemplated hereby.

(b)    “Net Debt” means (i) the amount of indebtedness for borrowed money of the Company and its subsidiaries (including the current portion of any such indebtedness, book overdrafts and including capital lease obligations) plus (ii) the amount of accrued but unpaid interest for borrowed money and prepayment penalties, minus the amount of cash and cash equivalents on hand or in bank accounts (net of outstanding checks). An example of the determination of Net Debt is set forth on Schedule 1.4(b).

(c)    “Stated Working Capital” means the amount of $34,250,000.

(d)    Not later than five (5) calendar days prior to the Closing Date, the Seller Representative will, in good faith, estimate the amount of the Working Capital (the “Estimated Working Capital”) and Net Debt (the “Estimated Net Debt”) as of the close of business on the day immediately preceding the Closing Date. The Estimated Working Capital and the Estimated Net Debt will be computed in a manner consistent with the computation of Working Capital and Net Debt as set forth on Schedules 1.4(a) and 1.4(b), respectively. At the Closing, the Purchase Price will be:

(i)     increased by an amount equal to the amount by which the Estimated Working Capital is greater than Stated Working Capital;

(ii)    decreased by an amount equal to the amount by which the Estimated Working Capital is less than Stated Working Capital; and

(iii)   decreased or increased, as applicable, in an amount equal to the amount of Estimated Net Debt.

(e)    Within sixty (60) calendar days after the Closing, the Buyer will calculate the actual Working Capital and actual Net Debt as of the close of business on the day immediately preceding the Closing Date in the same manner as the Estimated Working Capital and the Estimated Net Debt were calculated, and will notify the Seller Representative in writing of such calculation. If the Seller Representative disputes the accuracy of the Buyer’s calculation and notifies the Buyer of such dispute in writing within thirty (30) calendar days after receipt thereof, and the parties are unable in good faith to settle such dispute within an additional fifteen (15) calendar days, then the Seller Representative will provide its own calculation of actual Working Capital or actual Net Debt, as applicable, in writing and the dispute shall be submitted promptly to the Houston, Texas office of Ernst & Young LLP or, if such accounting firm is unable or unwilling to act in such capacity, such other nationally known certified public accounting firm selected by agreement of the Buyer and the Seller Representative (the “Accountant”). In resolving such dispute, the Accountant shall consider only those items that are in dispute and not modify any element of Working Capital or Net Debt that is not disputed by the parties. The fees and expenses of the Accountant will be allocated one-half to the Buyer and one-half to the Sellers. If the Seller Representative does not dispute the accuracy of the Buyer’s calculation within the time period set forth above, then the Seller Representative and the Sellers will be deemed to have agreed with the Buyer’s calculation. The actual Working Capital and the actual Net Debt as of the close of business on the day immediately preceding the Closing Date determined by the Buyer, by agreement between the parties or by the Accountant (as provided in this paragraph), are referred to as the “Actual Working Capital” and the “Actual Net Debt,” respectively.

(f)    If the Actual Working Capital exceeds the Estimated Working Capital (the “Working Capital Excess”), then within three (3) business days of such determination, the Buyer will pay

(i)
to the Seller Representative, as disbursing agent on behalf of the Sellers, an amount in cash equal to (A) the Working Capital Excess, multiplied by (B) a fraction, the numerator of which is the number of Shares outstanding immediately prior to the Closing, and the denominator of which is the Fully Diluted Shares;

(ii)
to the Company, for the benefit of the Optionholders, an amount in cash equal to (A) the Working Capital Excess, multiplied by (B) a fraction, the numerator of which is the aggregate number of shares of Common Stock into which the Options are convertible, and the denominator of which is the Fully Diluted Shares; and

(iii)
to the Warrantholder, an amount in cash equal to (A) the Working Capital Excess, multiplied by (B) a fraction, the numerator of which is the aggregate number of shares of Common Stock into which the Warrant is convertible, and the denominator of which is the Fully Diluted Shares.

The Seller Representative shall hold such funds that it receives pursuant to this Section 1.4(f) in trust for the benefit of the Sellers and shall promptly disburse the allocable portion of such funds, without interest, to the Sellers as soon as practicable after receipt from the Buyer. The Company shall pay to each Optionholder, in each case, without interest and subject to Section 1.3(g), an amount equal to (A) the Working Capital Excess, multiplied by (B) a fraction, the numerator of which is the number of shares of Common Stock into which such Option is convertible, and the denominator of which is the Fully Diluted Shares.

(g)    If the Actual Working Capital is less than the Estimated Working Capital (such shortfall being the “Working Capital Shortfall”), then the Buyer and the Seller Representative will issue joint written instructions to the Escrow Agent to release to the Buyer an amount in cash equal to the Working Capital Shortfall, such amount to be released in accordance with the Escrow Agreement, by wire transfer of immediately available funds (to an account specified in writing by the Buyer) within three (3) business days after determination of the Actual Working Capital. To the extent there are insufficient funds in the Escrow Account at such time to pay the full amount of such shortfall to Buyer, then the Sellers shall pay the remaining shortfall (to an account specified in writing by Buyer) within fifteen (15) calendar days after determination of the Actual Working Capital;

(h)    If the Actual Net Debt exceeds the Estimated Net Debt (such excess being the “Net Debt Excess”), then the Buyer and the Seller Representative will issue joint written instructions to the Escrow Agent to release to the Buyer the amount of the Net Debt Excess, in accordance with the Escrow Agreement, by wire transfer of immediately available funds (to an account specified in writing by the Buyer) within three (3) business days after determination of the Actual Net Debt. To the extent there are insufficient funds in the Escrow Account at such time to pay the full amount of such Net Debt Excess to Buyer, then Sellers shall pay the remaining excess to Buyer (to an account specified in writing by Buyer) within fifteen (15) calendar days after determination of the Actual Net Debt;

(i)     If the Actual Net Debt is less than the Estimated Net Debt (such shortfall being the “Net Debt Shortfall”), then, within three (3) business days of such determination, the Buyer will pay

(i)
to the Seller Representative, as disbursing agent on behalf of the Sellers, an amount in cash equal to (A) the Net Debt Shortfall multiplied by (B) a fraction, the numerator of which is the number of Shares outstanding immediately prior to the Closing, and the denominator of which is the Fully Diluted Shares;

(ii)
to the Company, for the benefit of the Optionholders, an amount in cash equal to (A) the Net Debt Shortfall, multiplied by (B) a fraction, the numerator of which is the aggregate number of shares of Common Stock into which the Options are convertible, and the denominator of which is the Fully Diluted Shares; and

(iii)
to the Warrantholder, an amount in cash equal to (A) the Net Debt Shortfall, multiplied by (B) a fraction, the numerator of which is the aggregate number of shares of Common Stock into which the Warrant is convertible, and the denominator of which is the Fully Diluted Shares.

The Seller Representative shall hold such funds that it receives pursuant to this Section 1.4(i) in trust for the benefit of the Sellers and shall promptly disburse the allocable portion of such funds, without interest, to the Sellers as soon as practicable after receipt from the Buyer. The Company shall pay to each Optionholder, in each case, without interest and subject to Section 1.3(g), an amount equal to (A) the Net Debt Shortfall multiplied by (B) a fraction, the numerator of which is the number of shares of Common Stock into which such Option is convertible, and the denominator of which is the Fully Diluted Shares.

(j)     For purposes of complying with the terms set forth in this Section 1.4, each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Estimated Working Capital, Estimated Net Debt, Actual Working Capital and Actual Net Debt and the resolution of any disputes related thereto.

1.5    Closing Deliveries. At the Closing:

(a)    the Buyer will pay to the Company, the Escrow Agent, the Seller Representative and the Warrantholder the amounts specified to be paid to such Persons in Section 1.3 (as adjusted pursuant to Section 1.4) by wire transfer of immediately available funds to the account specified by each such Person in writing;

(b)    the Sellers will deliver to the Buyer payoff letters in form and substance reasonably satisfactory to the Buyer evidencing payoff of all indebtedness under the Company Debt Agreements other than the Subordinated Note (the “Payoff Letters”);

(c)    the Buyer will pay the unpaid Transaction Costs to the Persons and in the amounts indicated in written instructions such instructions to be delivered by the Company to the Buyer at least three (3) business days prior to the Closing Date;

(d)    the Buyer will pay the amounts indicated in the Payoff Letters to the Persons entitled thereto as indicated in such Payoff Letters;

(e)    the Sellers will deliver certificates representing the Shares, accompanied by stock powers duly executed in blank;

(f)     the Sellers will deliver to the Buyer certificates representing the Subsidiary Equity;

(g)    the Sellers will deliver to the Buyer the originals or copies of all of the Company’s and its subsidiaries’ books, records, ledgers, disks, proprietary information and all other written or electronic depositories of information;

(h)    the Sellers will deliver to the Buyer a copy of the Certificate of Incorporation of the Company certified as of the most recent practicable date by the Delaware Secretary of State;

(i)     the Sellers will deliver to the Buyer copies of the Articles of Organization of each of the subsidiaries of the Company certified as of the most recent practicable date by the Louisiana Secretary of State;

(j)     the Sellers will deliver to the Buyer true and correct copies of the limited liability company agreements (or other governing agreements) for each subsidiary of the Company;

(k)    the Sellers will deliver to the Buyer a certificate of the Delaware Secretary of State certifying as to the good standing of the Company as of the most recent practicable date;

(l)     the Sellers will deliver to the Buyer a certificate of the Louisiana Secretary of State certifying as to the good standing of each subsidiary of the Company as of the most recent practicable date;

(m)   the Sellers will deliver to the Buyer duly executed counterparts of an agreement in the form of Exhibit C to this Agreement, terminating the Management Agreement dated as of February 9, 2005 between IGP Industries, LLC and the Subsidiary;

(n)    the Sellers will deliver to the Buyer written agreements in the form of Exhibit D to this Agreement, and executed by the Company and each Optionholder, evidencing the cancellation of each Option, which agreement may be conditioned upon the Closing;

(o)    the Sellers will deliver to the Buyer a written agreement in the form of Exhibit E to this Agreement, and executed by the Company and the Warrantholder, evidencing the cancellation of the Warrant, which agreement may be conditioned upon the Closing;

(p)    the Sellers and the Buyer will deliver counterparts of the Escrow Agreement duly executed by the Seller Representative and the Buyer, respectively;

(q)    the Buyer will deliver to the Seller Representative a closing certificate in the form of Exhibit F to this Agreement; and

(r)     the Sellers will deliver to the Buyer a closing certificate substantially in the form of Exhibit G to this Agreement;

(s)    the Sellers will deliver to the Buyer UCC Termination Statements and other releases reasonably satisfactory to the Buyer that, when filed, will evidence the release of any Liens placed on the assets of the Company or its subsidiaries in connection with indebtedness for borrowed money, including, without limitation, Liens placed on the assets of the Company pursuant to the Company Debt Agreements;

(t)     the Sellers will deliver to the Buyer written resignations of each director, officer and manager, as applicable, of the Company and its subsidiaries from their position, as a director, officer or manager, but not as an employee, with the Company and the applicable subsidiary of the Company substantially in the form of Exhibit H to this Agreement;

(u)    each Seller will deliver to the Buyer a non-foreign affidavit dated as of the Closing Date, executed under penalty of perjury and in form and substance required under Treasury Regulation issued pursuant to Section 1445 of the Code stating that each such Seller is not a foreign person as defined in Section 1445 of the Code;

(v)    the Buyer will deliver to the Seller Representative the articles of incorporation of the Buyer certified as of the most recent practicable date by the Secretary of State of Louisiana;

(w)   the Buyer will deliver to the Seller Representative a certificate of the Louisiana Secretary of State as to the good standing of the Buyer in such jurisdiction as of the most recent practicable date;

(x)    the Sellers will deliver to the Buyer written agreements in the form of Exhibit I to this Agreement terminating the consulting agreements between the Subsidiary and each of Wilfred DeHart, Wendell Hohensee and John Tieken, Jr. duly executed by the Subsidiary and each such Person; and

(y)    the Buyer and Bart Hohensee will deliver to the Seller Representative executed counterparts of the letter agreement attached hereto as Exhibit J to this Agreement.

1.6    Further Assurances. At or after the Closing, and without further consideration, each party hereto will execute and deliver to the other parties hereto such further instruments of conveyance and transfer as such other party may reasonably request in order to more effectively convey and transfer the Shares to the Buyer, or for aiding, assisting, collecting and reducing to possession any of the Shares and the assets of the Company and its subsidiaries and exercising rights with respect thereto.

ARTICLE II
Representations and Warranties of the Company and the Sellers

The Company hereby represents and warrants to the Buyer as follows, provided, however, that with regard to the representations and warranties made in Sections 2.1(a) and 2.4(a), each Seller makes such representations and warranties severally to the Buyer, but solely with regard to such Seller:

2.1    Authority.

(a)    Each Seller has all requisite capacity, power and authority, to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by each such Seller pursuant to this Agreement (collectively, the “Seller Ancillary Documents”) to which such Seller is a party. The execution, delivery and performance by each Seller of this Agreement and each Seller Ancillary Document to which such Seller is a party has been duly authorized by all necessary action on such Seller’s part. This Agreement has been, and at the Closing the Seller Ancillary Documents will be, duly executed and delivered by each Seller (to the extent each is a party thereto). This Agreement is, and, upon execution and delivery by each Seller at the Closing, each of the Seller Ancillary Documents will be, a legal, valid and binding agreement of each Seller (to the extent each is a party thereto), enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)    The Company has all requisite capacity, power and authority, to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by the Company or its officers pursuant to this Agreement (collectively, the “Company Ancillary Documents” and together with the Seller Ancillary Documents, the “Ancillary Documents”). The execution, delivery and performance by the Company of this Agreement and each Ancillary Document to which the Company is a party has been duly authorized by all necessary action on Company’s part. This Agreement has been, and at the Closing the Company Ancillary Documents will be, duly executed and delivered by the Company. This Agreement is, and, upon execution and delivery by the Company at the Closing, each of the Company Ancillary Documents will be, a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.2    Organization.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power to own its properties and to conduct its business as presently conducted. The Company is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which its business or operations as presently conducted make such qualification necessary except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company. The Company is required to be qualified to do business as a foreign entity in the jurisdictions set forth on Schedule 2.2(a). The Company does not operate under any assumed names.

(b)    Each subsidiary of the Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana and has full power to own its properties and to conduct its business as presently conducted. Each subsidiary of the Company is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which its business or operations as presently conducted make such qualification necessary except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company. The subsidiaries of the Company are required to be qualified to do business as a foreign entity in the jurisdictions set forth on Schedule 2.2(b). The subsidiaries of the Company do not operate under any assumed names.

2.3    Organizational Documents. The Company has delivered to the Buyer:

(a)    true, correct and complete copies of the Company’s certificate of incorporation, bylaws, minute books and stock record books; and

(b)    for each subsidiary of the Company, true, correct and complete copies of such subsidiary’s certificate of formation, operating agreement, minute books and equity record books.

2.4    Title to Securities.

(a)    Such Seller owns the Shares set forth next to such Seller’s name on Schedule 2.5(a), of record and beneficially, free and clear of any lien, legal restriction, claim, pledge, security interest, charge, spousal interest (community or otherwise), contingency or other encumbrance of any nature (each, a “Lien”). Upon sale of the Shares and delivery of certificates therefor to the Buyer hereunder, the Buyer will acquire the entire legal and beneficial interests in the Shares, free and clear of any Lien except for liens created by the Buyer.

(b)    The Company owns the Subsidiary Equity, of record and beneficially, free and clear of any Lien.

2.5    Capitalization.

(a)    The authorized capital stock of the Company consists of 40,000 shares of Common Stock and 10,000 shares of Preferred Stock, par value $0.01 per share. There are (i) 26,505.75 shares of Common Stock issued and outstanding and (ii)  335.00949 shares of Common Stock reserved for issuance upon exercise of the Warrant. As of the date of this Agreement, there are 2,579.09 shares of Common Stock reserved for issuance pursuant to outstanding Options. As of the Closing Date, there will be no more than 3,216.091139 shares of Common Stock reserved for issuance pursuant to outstanding Options. The Shares and other interests set forth in the preceding three sentences of this Section constitute all of the issued outstanding equity interests of the Company. The Shares have been duly authorized and validly issued in compliance with all applicable Laws (as defined in Section 2.16), and are fully paid and nonassessable and, except as set forth in Schedule 2.5(a), free of preemptive rights. The Company does not hold any of its capital stock in treasury, nor are any shares of capital stock reserved for issuance, except as set forth in this Section 2.5(a). Set forth on Schedule 2.5(a) is the name of each holder of Shares and the number of Shares that each such holder holds as of the date hereof.

(b)    The Subsidiary Equity constitutes all of the issued outstanding equity interests of the Subsidiary. The Subsidiary Equity has been duly authorized and validly issued in compliance with all applicable Laws, and is fully paid and nonassessable and free of preemptive rights. The Subsidiary does not hold any of its equity interests in treasury, nor are any equity interests reserved for issuance. Each subsidiary of the Company other than the Subsidiary is wholly-owned by the Subsidiary and there are no outstanding equity interests in each such subsidiary other than those owned by the Subsidiary.

(c)    Other than as set forth in Schedule 2.5(a) (which schedule may be updated with respect to Options at Closing), there are no outstanding options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments obligating the Company, any subsidiary of the Company or any Seller, directly or indirectly, to issue, sell, purchase, acquire or otherwise transfer or deliver any equity interest in the Company or any of its subsidiaries, or any agreement, document, instrument or obligation convertible or exchangeable therefor. Except as set forth on Schedule 2.5(a), there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person (as defined in Section 2.15) is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company or any of its subsidiaries. There are no voting trusts, proxies or other agreements or understandings to which the Company or any Seller is a party or by which the Company or any Seller is bound with respect to the voting of any equity interests in the Company or any of its subsidiaries. None of the Shares was issued in violation of the Securities Act of 1933, as amended (the “Act”), or any state securities Laws.

2.6    Subsidiaries and Other Interests; Non-Operating Entity.

(a)    Other than as set forth on Schedule 2.6, the Company has no subsidiaries and owns no assets or equity or debt interest or any form of proprietary interest in any Person, or any obligation, right or option to acquire any such interest. Other than the Subsidiary Equity, the Company owns no assets of any kind.

(b)    Other than as set forth on Schedule 2.6, the Subsidiary has no subsidiaries and owns no equity or debt interest or any form of proprietary interest in any Person, or any obligation, right or option to acquire any such interest.

(c)    During the last five (5) years, the Company has not conducted any operations or engaged in any activities of any nature whatsoever other than the ownership and management of the Subsidiary.

2.7    Title to Assets.

(a)    Set forth on Schedule 2.7(a) is a complete list (including the street address, where applicable) of: (i) all real property owned by the Company and its subsidiaries; and (ii) all real property leased by the Company and its subsidiaries or otherwise used in connection with the Business (the “Real Property”). Except as set forth on Schedule 2.7(a), no tangible or intangible asset used in connection with the Business is owned or leased by any Seller or any Affiliate (as defined in Section 8.10(a)) of any Seller (other than the Company or its subsidiaries).

(b)    Except as set forth on Schedule 2.7(b), each of the Company and its subsidiaries has good and marketable title to all of the assets each purports to own, and each owns all of such assets free and clear of any Liens, other than statutory Liens securing current Taxes (as defined in Section 2.14) and other obligations that are not yet due and payable and, with regard to the Real Property, other than (a) easements, restrictions and encroachments, (b) any matters revealed by an accurate survey and (c) zoning ordinances, building codes and similar restrictions, all of the foregoing which do not materially affect the use or value of such Real Property. Except as set forth on Schedule 2.7(b), the Company or one of its subsidiaries holds a valid leasehold interest in or otherwise has a valid and enforceable right to use, all of the tangible assets used in connection with the Business that they do not own, subject to applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company, any of its subsidiaries, the Sellers nor, to the Knowledge of the Company, any other Person, has granted any rights, options, rights of first refusal, or any other agreement of any kind to purchase or to otherwise acquire any interest in the Real Property (as defined in Section 2.7(c)), or any part thereof.

(c)    There are no actions pending or, to the Knowledge of the Company, threatened that would alter the current zoning classification of the Real Property or alter any applicable Laws, covenants, conditions or restrictions that would adversely affect the use of the Real Property in the Business. Neither the Company, any of its subsidiaries nor any Seller has received written notice from any insurance company or Governmental Body (as defined in Section 2.10) of any defects or inadequacies in the Real Property or the improvements thereon that would adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. None of the Sellers is a “foreign person” as that term is defined in § 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations.

2.8    Condition and Sufficiency of Assets. The assets of the Company and its subsidiaries, including any assets held under leases or licenses, except for cash and cash equivalents, constitute all assets (other than intellectual property) used by the Company and its subsidiaries in the conduct of the Business.

2.9    No Violation. Except as set forth on Schedule 2.9, neither the execution nor delivery of this Agreement or any of the Ancillary Documents nor the consummation of the transactions contemplated hereby and thereby, including without limitation the sale of the Shares to the Buyer, will conflict with or result in the material breach of any term or provision of, require consent or violate or constitute a default under (or an event that with notice or the lapse of time or both would constitute a material breach or default), or result in the creation of any Lien on the Shares, the Subsidiary Equity or the assets of the Company or its subsidiaries pursuant to, or relieve any third party of any obligation to the Company or any of its subsidiaries or give any third party the right to terminate or accelerate any obligation under, any (i) charter provision, (ii) bylaw, (iii) Material Contract (as defined in Section 2.21(a)), (iv) Permit (as defined in Section 2.17) or (v) Law to which the Company, its subsidiaries or any Seller is a party or by which any asset owned by the Company or any of its subsidiaries or otherwise used in connection with the Business is in any way bound or obligated except, in the case of (iii), such as would not have a Material Adverse Effect on the Company.

2.10     Governmental Consents. Except as required in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (each, a “Governmental Body”) is required on the part of the Company, any subsidiary of the Company or any Seller in connection with the sale and purchase of the Shares or any of the other transactions contemplated by this Agreement or the Ancillary Documents.

2.11      Financial Statements.

(a)    Attached as Schedule 2.11(a) are true and complete copies of: (i) (A) the unaudited consolidated balance sheet of the Company and its subsidiaries as of December 31, 2005 and the related unaudited consolidated statements of income, stockholder’s equity and cash flows of the Company and its subsidiaries for the fiscal year then ended and (B) the unaudited consolidated balance sheet of the Company and its subsidiaries (the “Latest Balance Sheet”) as of March 31, 2006 (the “Latest Balance Sheet Date”) and the related unaudited consolidated statements of income, stockholder’s equity and cash flows of the Company and its subsidiaries for the three month period then ended (collectively, the “Interim Financial Statements”); and (ii) the audited consolidated balance sheet of the Company and its subsidiaries as of December 31, 2004, and the related audited consolidated statements of income, stockholder’s equity and cash flows for the year then ended (collectively, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial condition of the Company and its subsidiaries at the dates specified and the results of their operations for the periods specified and have been prepared, in all material respects, in accordance with GAAP. The Financial Statements and the Interim Financial Statements have been prepared from the books and records of the Company and its subsidiaries. The Interim Financial Statements present fairly, in all material respects, the consolidated financial condition of the Company and its subsidiaries at the dates specified and the results of their operations for the periods specified and have been prepared, in all material respects, in accordance with GAAP, except for the absence of footnote disclosure and customary year-end adjustments.

(b)    All accounts receivable reflected in the Latest Balance Sheet or included in the assets of the Company or its subsidiaries arose in the ordinary course of business.

2.12     Absence of Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted (collectively, “Liabilities”) except for: (i) Liabilities reflected in the Latest Balance Sheet; (ii) current Liabilities incurred in the ordinary course of business and consistent with past practice after the Latest Balance Sheet Date; (iii) Liabilities incurred in the ordinary course of business and consistent with past practice under the Material Contracts (as defined in Section 2.21(a)) and under other agreements entered into by the Company or its subsidiaries in the ordinary course of business that are not included within the definition of Material Contracts set forth in Section 2.21(a), which Liabilities are not required by GAAP to be reflected in the Latest Balance Sheet and (iv) Liabilities that would not have a Material Adverse Effect on the Company and its subsidiaries.

2.13      Absence of Certain Changes. Since the Latest Balance Sheet Date, except as set forth in Schedule 2.13, there has not been:

(a)    any change, event or occurrence regarding the Company and its subsidiaries that constitutes a Material Adverse Effect with regard to the Company;

(b)    any declaration, setting aside or payment of any dividends or distributions in respect of any equity capital of the Company or its subsidiaries, or any redemption, purchase or other acquisition by the Company or its subsidiaries of any of their respective equity interests;

(c)    any payment or transfer of assets (including without limitation any distribution or any repayment of indebtedness) to or for the benefit of any Seller, other than compensation and expense reimbursements paid in the ordinary course of business, consistent with past practice;

(d)    any revaluation by the Company or its subsidiaries of any of its assets, including the writing down or writing off of notes or accounts receivable and the writing down of the value of inventory, other than in the ordinary course of business and consistent with past practice;

(e)    any incurrence by the Company or its subsidiaries of capital expenditures in excess of $100,000, individually or in the aggregate;

(f)     any increase in indebtedness for borrowed money of the Company or its subsidiaries, or any issuance or sale by the Company or its subsidiaries of any debt securities, or any assumption, guarantee or endorsement by the Company or its subsidiaries of any Liability of any other Person, or any loan or advance by the Company or its subsidiaries to any other Person;

(g)    any breach or default (or event that with notice or lapse of time would constitute a breach or default) of the Company or its subsidiaries, termination or to the Knowledge of the Company threatened termination under any Material Contract;

(h)    any material change by the Company or its subsidiaries in its accounting methods, principles or practices;

(i)     any material increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, or any increase in the compensation payable or to become payable to managers, officers or employees of the Company or its subsidiaries, except for annual merit increases in salaries or wages in the ordinary course of business and consistent with past practice;

(j)     except as required hereby, any termination of employment (whether voluntary or involuntary) of any officer or key employee of the Company or its subsidiaries or any termination of employment (whether voluntary of involuntary) of employees of the Company or its subsidiaries in excess of historical attrition in personnel;

(k)    any theft, condemnation or eminent domain proceeding or any damage, destruction or casualty loss affecting any asset used in connection with the Business that, in any event, would have a Material Adverse Effect on the Company, whether or not covered by insurance;

(l)     any sale, assignment or transfer of any asset used in connection with the Business, except sales of inventory in the ordinary course of business and consistent with past practice;

(m)   any waiver by the Company, any of its subsidiaries or any Seller of any material rights related to the Business;

(n)    any action by the Company or its subsidiaries other than in the ordinary course of business and consistent with past practice, to pay, discharge, settle or satisfy any claim or Liability;

(o)    any settlement or compromise by the Company or its subsidiaries of any pending or threatened suit or legal action;

(p)    any issuance, sale or disposition of, or agreement to issue, sell or dispose of, any equity interest in the Company or its subsidiaries, or any instrument or other agreement convertible or exchangeable for any equity interest in the Company or its subsidiaries;

(q)    any authorization, recommendation, proposal or announcement of an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its subsidiaries;

(r)    any acquisition of, or investment by the Company or any of its subsidiaries in the equity or debt securities of any Person (including in any joint venture or similar arrangement);

(s)    any other transaction, agreement or commitment entered into by the Company or its subsidiaries or affecting the Business, the Company or its subsidiaries, except in the ordinary course of business and consistent with past practice; or

(t)     any agreement or understanding to do or resulting in any of the foregoing.

2.14      Taxes.

(a)    The Company and each of its subsidiaries have filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects. All Taxes due and owing by the Company and subsidiaries (whether shown on any Tax Return) have been paid.

(b)    Except as described in Schedule 2.14(b), neither the Company nor any of its subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.

(c)    Neither the Company nor any of its subsidiaries has received notice of a claim by a Taxing Authority in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to Tax by that jurisdiction that has not been settled or otherwise resolved.

(d)    Neither the Company nor any of its subsidiaries has given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency.

(e)    There are no security interests on any of the assets of the Company nor any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Taxes not yet due and payable.

(f)     No audits or administrative or judicial proceedings are pending or being conducted, or to the Knowledge of the Company, are threatened with respect to the Taxes of the Company or any of its subsidiaries.

(g)    Except as described in Schedule 2.14(g), neither the Company nor any of its subsidiaries is liable for the Taxes of another Person (other than the Company or one of its subsidiaries) (i) under Section 1.1502-6 of the Treasury Regulations (or comparable provisions of state, local, or foreign Law), (ii) as a transferee or successor, or (iii) by Contract or indemnity. Neither the Company nor any of its subsidiaries is a party to any tax sharing agreement.

(h)    Except as set forth on Schedule 2.14(h), neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that, as a result of the transactions contemplated by this Agreement, could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or any corresponding provision of state, local or foreign Tax Law.

(i)     The Company and each of its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(j)     The unpaid Taxes of the Company and its subsidiaries (i) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability (as distinguished from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the Latest Balance Sheet (without reference to any notes thereto) in accordance with GAAP, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its subsidiaries in filing their Tax Returns. Since the date of the Latest Balance Sheet, neither the Company nor its subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.

(k)    Neither the Company nor any of its subsidiaries has undertaken or participated in any listed transaction (or transaction substantially similar thereto) or other reportable transaction described in Treasury Regulation Section 1.6011-4, or any comparable provision of applicable foreign, state or local Tax laws.

(l)     Neither the Company nor any of its subsidiaries has distributed stock of another entity or had its stock distributed by another entity in a transaction that was intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(m)   Except as set forth on Schedule 2.14(m), neither the Company nor any of its subsidiaries has been a member of an affiliated group (as defined in Section 1504(a) of the Code) filing a consolidated federal Income Tax Return.

(n)    Except as set forth on Schedule 2.14(n), neither the Company nor any of its subsidiaries is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)     change in method of accounting for a taxable period ending on or before the Closing Date; or

(ii)    closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date.

For purposes of this Agreement:

“Income Tax” means federal, state, local or foreign tax measured solely by or imposed solely on net income.

“Income Tax Returns” means all Tax Returns pertaining to Income Taxes.

“Tax” or “Taxes” means any tax (including any income, capital gains, value-added, sales, property, withholding, social security (or similar), unemployment, profits, secondary, capital duties, franchise, use, employment, payroll, transfer, occupation, severance, production, excise, gross receipts, stamp, premium, customs, duties, capital stock, windfall profit, environmental, disability, registration, alternative or add on minimum, estimated or other taxes), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax, together with any interest in respect of such penalties, additions or additional amounts) imposed, assessed or collected by or under the authority of any Taxing Authority.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

“Taxing Authority” means any:

(a)    nation, state, county, city, town, village, district or other jurisdiction of any nature;

(b)    federal, state, local, municipal, foreign or other government;

(c)    governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

(d)    multi-national organization or body; or

(e)    body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

2.15     Litigation. Except as set forth on Schedule 2.15, there is currently no pending or, to the Knowledge of the Company, threatened material lawsuit, administrative proceeding or review or complaint or investigation (collectively, “Litigation”) by any individual, corporation, partnership, Governmental Body or other entity (each, a “Person”) against the Company or its subsidiaries or, to the Knowledge of the Company, any member, manager, director, officer, employee or agent (in their capacities as such) of the Company or its subsidiaries or to which any of the assets of the Company or its subsidiaries is subject, or to which any of the Shares or the Subsidiary Equity is subject, or relating to the transactions contemplated by this Agreement or the consummation thereof. Neither the Company nor any of its subsidiaries is subject to or bound by any currently existing judgment, order, writ, injunction or decree.

2.16     Compliance with Laws. The Company and each of its subsidiaries are currently in compliance with each applicable statute, law, ordinance, decree, order, rule or regulation of any Governmental Body, including without limitation all federal, state and local laws relating to zoning and land use, occupational health and safety, and employment and labor matters (collectively, “Laws”).

2.17      Permits. The Company and each of its subsidiaries owns or possesses from each appropriate Governmental Body all right, title and interest in and to all material permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, “Permits”) issued by any Governmental Body necessary for the Company and its subsidiaries to conduct the Business as they are currently conducting the Business. Each of such Permits is listed on Schedule 2.17. No loss or expiration of any such Permit is pending or, to the Knowledge of the Company, threatened, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapsing.

2.18      Environmental Matters. Except as set forth on Schedule 2.18:

(a)    The operations of the Company and its subsidiaries are and for the past five years have been in material compliance with Environmental Laws (as defined below).

(b)    The Company and its subsidiaries have obtained and are in material compliance with all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws for the Company’s and its subsidiaries’ activities and operations at the Real Property as currently conducted.

(c)    There have been no releases by the Company or its subsidiaries of Hazardous Materials (as defined below) at, on, under, from or affecting any Real Property in such quantities that would give rise to an obligation to report or remediate such Hazardous Materials and neither the Company nor any of its subsidiaries has disposed of any Hazardous Materials on any Real Property in material violation of any Environmental Law.

(d)    There are no pending or to the Company’s Knowledge, threatened actions, suits, claims or other legal proceedings based on (i) the presence of any Hazardous Materials on, at, an underlying any Real Property, (ii) any release or threatened release into the environment of Hazardous Materials from any Real Property, (iii) the off-site disposal, transport or arrangement for disposal of Hazardous Materials originating on or from any Real Property or the Business or assets of the Company or any of its subsidiaries or (iv) any violation or alleged violation of Environmental Laws by the Company or any of its subsidiaries.

(e)    No underground storage tanks or underground piping associated with any such tanks (“UST Systems”) are present at or under any Real Property and to the Knowledge of the Company, no UST Systems have been located on any Real Property.

(f)     Sellers and the Company have provided Buyer all environmental assessment reports, audits and correspondence with any Governmental Body in their possession and control relating to the release of any Hazardous Materials or non-compliance with Environmental Laws at any Real Property that are set forth on Schedule 2.18(f).

As used herein, “Environmental Laws” means all applicable laws, regulations, orders, decrees, judgments, or injunctions issued, promulgated or entered into by any Governmental Body pertaining to the protection of human health with respect to exposure to Hazardous Materials or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and any similar state or local statutes. As used herein, “Hazardous Materials” means any pollutants, contaminants, asbestos, PCBs, urea formaldehyde, oils, petroleum and petroleum substances or byproducts, or fractions thereof, or other toxic or hazardous wastes, materials or substances, as those or any similar terms are defined in any Environment Laws, or any other substance or waste regulated pursuant to any Environmental Law. The representations and warranties in this Section 2.18 are the sole representations and warranties of the Sellers relating to compliance with the Liabilities arising under Environmental Laws.

2.19     Employee Matters. Set forth on Schedule 2.19 is a complete list of all current employees of the Subsidiary and its subsidiaries, including first date of employment, current title and compensation, and date and amount of last increase in compensation. Neither the Company nor any of its subsidiaries has any collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and, to the Knowledge of the Company, there is no organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Subsidiary or its subsidiaries. Neither the Subsidiary nor any of its subsidiaries has experienced any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business. The Company does not now have, and has not in the past had, any employees of any kind.

2.20      Employee Benefit Plans.

(a)    Set forth in Schedule 2.20(a) is a complete and correct list of all “Employee Benefit Plans.” The term “Employee Benefit Plans” means (a) any “employee benefit plan” or “plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (b) all plans or policies providing for “fringe benefits” (including but not limited to vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs), and all other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock award stock appreciation right, performance share, supplemental unemployment, layoff, consulting golden parachute agreements, change of control agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts or any other similar plans, agreements, policies or understandings (whether written or oral, qualified or nonqualified), and any trust, escrow or other agreement related thereto, which (i) is or has been established, maintained or contributed to by the Company or any of its subsidiaries with respect to the Business, or with respect to which the Company or any of its subsidiaries has or may have any Liability, or (ii) provides benefits to any present or former director, officer or employee (or their dependent or beneficiary) of the Company or any of its subsidiaries, regardless of whether funded, with respect to which the Company or any of its subsidiaries has or may have any Liability.

(b)    The Sellers have provided to the Buyer a true and complete copy of each Employee Benefit Plan listed in Schedule 2.20(a) (and, if applicable, related trust agreements, group annuity contracts or other documents that provide the funding for the plan, agreement or arrangement) and all amendments thereto and written interpretations thereof, together with (i) the most recent favorable determination letter, if any, with respect to each Employee Benefit Plan and all rulings or determinations requested from the Internal Revenue Service (“IRS”) after the date of that determination letter, (ii) the three most recent annual reports prepared in connection with any such Employee Benefit Plan (Form 5500, 990, and 1041 reports including, all applicable schedules), (iii) the most recent actuarial report or valuation statement prepared in connection with any such Employee Benefit Plan, (iv) the most recently disseminated summary plan description, or other descriptive written materials, and each summary of material modifications prepared after the last summary plan description, (v) the most recent statement filed with the Department of Labor pursuant to 29 U.S.C. § 2520.104-23, (vi) a written summary of the legal basis for an exemption from the obligations to file annual Form 5500 reports, and (vii) all other correspondence from the IRS or the Department of Labor received that relate to one or more of the plans, agreements or arrangements with respect to any matter, audit or inquiry that is still pending..

(c)    None of the Sellers, the Company or any of the Company’s subsidiaries has any formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any present or former director, officer or employee of Company or any of its subsidiaries, or such present or former director’s, officer’s or employee’s dependents or beneficiaries, other than as required by Law.

(d)    Neither the Company or any of its subsidiaries sponsors, has an obligation to contribute to, or has any liability with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(e)    Each Employee Benefit Plan is in compliance with ERISA, applicable tax qualification requirements and all other applicable laws in all material respects, including but not limited to all reporting and disclosure requirements of Part I of Subtitle B of Title I of ERISA and with respect to each Employee Benefit Plan; the appropriate Form 5500 has been timely filed, for each year of its existence; there has been no transaction described in Section 406 or 407 of ERISA or section 4975 of the Code relating to the plan that could result in any material liability or excise tax under ERISA or the Code being imposed on the Company or any of its subsidiaries unless exempt under section 408 of ERISA or Section 4975 of the Code, as applicable; the bonding requirements of section 412 of ERISA have been satisfied; and all contributions required to have been made with respect to the plan have been timely made. Except as set forth in Schedule 2.20(e), there is no material litigation, action, proceeding, investigation or claim asserted or, to the Knowledge of the Company, threatened or contemplated, with respect to any Employee Benefit Plan (other than the payment of benefits in the normal course) nor any issue if resolved adversely to the Company or an ERISA Affiliate that may subject the Company or the any of its subsidiaries to the payment of a material penalty, interest, tax or other amount.

(f)     All Employee Benefit Plans that are intended to qualify under section 401 (a) of the Code either (i) have been determined by the IRS to be qualified under section 401 (a) of the Code or (ii) have applicable remedial amendment periods that will not have ended before the Closing. To the Knowledge of the Company, no facts have occurred that if known by the IRS could cause disqualification of any of those plans.

(g)    Except as disclosed on Schedule 2.20(g), neither the Company nor any of its subsidiaries provides, nor is either of them obligated to provide, benefits, including without limitation death, health, medical, or hospitalization benefits (whether or not insured), with respect to current or former directors, officers or employees of the Business, their dependents or beneficiaries beyond their retirement or other termination of employment other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan”, as that term is defined in Section 3(2) of ERISA, or (iii) deferred compensation benefits accrued as liabilities on the books of the Company or its subsidiaries and disclosed on its financial statements.

(h)    Except as set forth in Schedule 2.20(h), the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (i) entitle any current or former employee or officer of the Company or any of its subsidiaries, to severance pay from the Company or any of its subsidiaries, or any other payment under an agreement, plan, arrangement or other contract, (ii) accelerate the time of payment or vesting of benefits under an agreement, plan, arrangement or other Contract, or (iii) increase the amount of compensation due any such employee or officer by the Company or any of its subsidiaries.

2.21     Material Contracts.

(a)    Schedule 2.21(a) lists each of the following contracts, leases, licenses and other agreements, whether written or oral and including all amendments thereto (“Contracts”) to which the Company or one of its subsidiaries is a party or a beneficiary or by which the Company, any of its subsidiaries or any of their respective assets is bound that is in effect on the date of this Agreement or the Closing Date (each a “Material Contract” and collectively, the “Material Contracts”):

(i)     each partnership or joint venture Contract;

(ii)    each Contract containing covenants or agreements that in any way purport to restrict the business activity of any of the Company or any of its subsidiaries or any employee, director, officer, member or manager of the Company or any of its subsidiaries;

(iii)   each Contract that requires the Company or any of its subsidiaries to make payments of more than $50,000 per annum;

(iv)   each Contract by which the Company or any of its subsidiaries will receive payments of more than $50,000 per annum (other than oral Contracts with customers of the Business regarding pricing);

(v)    each lease, rental or occupancy agreement, license, installment sale agreement or other applicable Contract affecting the ownership of, leasing of, title to, use or any leasehold or other interest in real property or personal property (other than personal property leases and installment sales agreements having a value per item or aggregate payments of less than $50,000);

(vi)   each employment Contract and each collective bargaining Contract and other Contract to or with any labor union or other employee representative of a group of employees;

(vii)     each licensing agreement or other applicable Contract with respect to copyrights, patents, trademarks or other intellectual property, other than licenses for generally commercially available software;

(viii)     each Contract relating to indebtedness for borrowed money or creating a security interest in the assets of the Company or any of its subsidiaries;

(ix)   each guarantee of the indebtedness of any other Person;

(x)    each power of attorney;

(xi)   each sales agency, sales representative or distributor agreement or similar Contract;

(xii)      each written product warranty Contract and each Contract providing for the indemnification by the Company or any of its subsidiaries of any other Person;

(xiii)     each agreement with or for the benefit of any shareholder, member, manager, director, officer or employee of the Company or any of its subsidiaries, or any immediate family member thereof; and

(xiv)     each other Contract that is in the reasonable belief of the Company material to the Business or operation of the Company or any of its subsidiaries.

Schedule 2.21(a) also lists each material oral Contract with customers of the Business regarding pricing.

(b)    The Sellers have delivered to the Buyer a copy of each written Material Contract and a written summary of each oral Material Contract. Except as described on Schedule 2.21(b): (i) each Material Contract is valid and binding on the Company or its applicable subsidiary, and, to the Knowledge of the Company, any other party thereto, and is in full force and effect and enforceable in accordance with its terms against the Company or its applicable subsidiary, and, to the Knowledge of the Company, any other party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) the Company or its applicable subsidiary, has performed all of its obligations under every Material Contract to which it is a party, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of the Company or its applicable subsidiary or, to the Knowledge of the Company, on the part of any other Person under any Material Contract; (iii) there has been no termination or written notice of default or, to the Knowledge of the Company, any threatened termination under any Material Contract; and (iv) to the Knowledge of the Company, no party to a Material Contract intends to terminate its relationship with the Company or any of its subsidiaries, as applicable, as a result of or in connection with the transactions contemplated by this Agreement.

2.22      Customers; Suppliers.

(a)    Set forth on Schedule 2.22(a) is a complete list of each customer of the Company or its subsidiaries that accounted for more than $500,000 of revenues for the year ended December 31, 2005 (the “Material Customers”), which list indicates the amount of revenues attributable to each such Material Customer during the years ended December 31, 2004 and 2005. None of the Material Customers has, to the Knowledge of the Company, threatened, or notified the Company or any of the Company’s subsidiaries in writing of any intention, to terminate its relationship with the Company or its subsidiaries. Since the Latest Balance Sheet Date, there has been no materially adverse change in the relationship of the Company or its subsidiaries with any Material Customer and there has been no material reduction in the level of purchases with any Material Customer outside the ordinary course of business.

(b)    Set forth on Schedule 2.22(b) is a complete list of all suppliers, manufacturers and distributors with which the Company or any of its subsidiaries has any distributor, dealer or authorized service center Contract (“Suppliers”). None of the Suppliers has, to the Knowledge of the Company, threatened, or notified the Company or any of its subsidiaries in writing of any intention, to terminate or materially adversely alter its relationships with the Company or its subsidiaries. Since the Latest Balance Sheet Date, there has been no materially adverse change in the relationship of the Company or its subsidiaries with any Suppliers.

2.23      Intellectual Property Rights. Schedule 2.23 identifies each material registered form of intellectual property that is owned by the Company or its subsidiaries. The Subsidiary or its subsidiaries has the right to use all intellectual property used by the Subsidiary and its subsidiaries in connection with the operation of the Business without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and, to the Knowledge of the Company, neither the Company nor any of its subsidiaries is obligated to pay any royalty or other consideration to any Person in connection with the use of any such intellectual property except as set forth in the Material Contracts or licenses for generally commercially available software. To the Knowledge of the Company, no other Person is infringing the intellectual property rights of the Company or its subsidiaries.

2.24      Illegal Payments. To the Knowledge of the Company, neither the Company nor any of its subsidiaries has: (i) used any funds of the Company or its subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses, in each case, relating to political activity; or (ii) made any payment in violation of applicable Law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.25      Insurance. Set forth on Schedule 2.25 is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf, or providing insurance coverage to, the Company, its subsidiaries, the Business or the Company’s or its subsidiaries’ assets, managers, officers, employees or agents. All such policies are in full force and effect. Neither the Company nor its subsidiaries has received any written notice of default under any such policy or received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Schedule 2.25 also sets forth a complete and accurate summary of all of the self-insurance coverage provided by or for the benefit of the Company or its subsidiaries. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance.

2.26     Bank Accounts and Powers of Attorney. Set forth on Schedule 2.26 is a list of (a) each bank, trust company and stock or other broker with which the Company or any of its subsidiaries has an account, credit line or safe deposit box of vault (collectively, “Bank Accounts”), (b) all Persons authorized to draw on, or to have access to, each of the Bank Accounts, and (c) all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of the Company or any of its subsidiaries.

2.27     Brokers. Except for Morgan Keegan & Company Inc., whose fees and expenses will be borne entirely by the Sellers, none of the Sellers, the Company or any subsidiary of the Company has incurred or will incur any liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.

ARTICLE III
Representations and Warranties of the Buyer

The Buyer represents and warrants to the Sellers and the Company as follows:

3.1    Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has full power to own its properties and to conduct its business as presently conducted. The Buyer is duly authorized, qualified or licensed to do business and is in good standing in each state or jurisdiction in which its business or operations as presently conducted make such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Buyer.

3.2    Authority. The Buyer has all requisite power and authority, to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by the Buyer in connection with or pursuant to this Agreement (collectively, the “Buyer Documents”). The execution, delivery and performance by the Buyer of this Agreement and each Buyer Document has been duly authorized by all necessary action on the part of the Buyer. This Agreement has been, and at the Closing the other Buyer Documents will be, duly executed and delivered by the Buyer. This Agreement is, and, upon execution and delivery by the Buyer at the Closing, each of the other Buyer Documents will be, a legal, valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3    No Violation. The execution, delivery and performance of this Agreement and the Buyer Documents by the Buyer will not (a) conflict with or result in the breach of any term or provision of, (b) require consent, or (c) violate or constitute a default under any charter provision or bylaw or under any material agreement, order or Law to which the Buyer is a party or by which the Buyer is in any way bound or obligated, in each case that would prevent the Buyer from consummating the transactions contemplated by this Agreement.

3.4    Governmental Consents. Except as required in connection with the HSR Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of the Buyer in connection with the sale and purchase of the Shares or any other transactions contemplated by this Agreement or the Buyer Documents.

3.5    Securities Matters. The Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Act. The Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and the Buyer is capable of bearing the economic risk of such investment, including a complete loss thereof.

3.6    Restricted Securities. The Buyer understands that the Shares constitute “restricted securities” within the meaning of Rule 144 under the Act and may not be sold, pledged or otherwise disposed of unless they are subsequently registered under the Act and applicable state securities laws or unless an exemption from registration is available.

3.7    Brokers. The Buyer has not incurred any liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.

3.8    No Reliance. The Buyer or its representatives have inspected and conducted such reasonable review and analysis (financial and otherwise) of the Company and its subsidiaries as desired by the Buyer. The purchase of the Shares by the Buyer and the consummation of the transactions contemplated hereunder by the Buyer are not done in reliance upon any warranty or representation by, or information from, any Seller, the Company or any subsidiary of the Company of any sort, oral or written, except the representations and warranties specifically set forth in this Agreement (including the Schedules and Exhibits hereto) and in any certificates required to be delivered to the Buyer by the Sellers or the Company hereunder and thereunder. Such purchase and consummation are instead done entirely on the basis of the Buyer’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Company as well as those representations and warranties by the Sellers or the Company specifically set forth in this Agreement (including the Schedules and Exhibits hereto) and in any certificates required to be delivered to the Buyer by the Sellers or the Company hereunder and thereunder.

3.9    Legal Proceedings. There are no material lawsuits, legal proceedings, administrative enforcement proceedings or arbitration proceedings before any Governmental Body pending or, to the Buyer’s Knowledge, threatened against the Buyer that would adversely affect the Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

3.10      Financing. The Buyer has sufficient funds available to pay all amounts required to be paid pursuant to Article I and to consummate the transactions contemplated by this Agreement.

ARTICLE IV
Covenants and Agreements

4.1    Conduct of Business. Except as set forth on Schedule 4.1, prior to the Closing, unless the Buyer otherwise consents in writing, the Company will and will cause its subsidiaries to:

(a)    operate in the ordinary course of business and consistent with past practice and use their respective commercially reasonable efforts to preserve the goodwill of the Company, its subsidiaries and of each of their respective officers, employees, customers, suppliers, manufacturers, distributors and others having business dealings with the Company or its subsidiaries;

(b)    use their commercially reasonable efforts to preserve intact the business organization of the Company and its subsidiaries, keep available the services of their respective present officers and key employees, consultants, advisors and managers and maintain satisfactory relationships with customers, agents, insurers, manufacturers, suppliers and other Persons having business relationships with the Company or its subsidiaries;

(c)    not make any material expenditure, investment or commitment outside the ordinary course of business, consistent with past practice or enter into any material agreement or arrangement that would be a Material Contract if entered into prior to the date of this Agreement;

(d)    maintain, on the same terms that exist as of the date hereof, all insurance policies and all Permits that are currently held by the Company and its subsidiaries to carry on the Business;

(e)    maintain books of account and records consistent with past practice;

(f)     not acquire any Person by merger, consolidation or acquisition of stock or assets or make any investment in any Person either by purchase of stock or securities, contributions to capital, property transfer or purchase of any material amount of property or assets (other than inventory, raw materials and supplies in the ordinary course of business and consistent with past practice);

(g)    not amend the organizational documents of the Company or any of its subsidiaries, split, combine, subdivide or reclassify the Company’s or any of its subsidiaries’ membership or equity interests, or, except for the issuance of options under the Company’s Stock Option Plan to Persons who are Sellers, alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its subsidiaries;

(h)    not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its subsidiaries or take any similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Company or any of its subsidiaries for any period beginning after the Closing Date (“Post Closing Period”);

(i)     not enter into any Material Contract with suppliers, distributors or manufacturers, unless such Contract is terminable by the Company or any of its subsidiaries, as applicable, on thirty (30) days’ notice or otherwise entered into in the ordinary course of business consistent with past practice;

(j)     not enter into any noncompetition, exclusivity or most favored nation agreement that binds the Company or any of its subsidiaries;

(k)    not enter into or amend any collective bargaining agreement; and

(l)     not agree to bear, pay or repay the tax liability of any Person receiving or holding Options after the date hereof.

4.2    Access and Information. From and after the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1, the Company will permit the Buyer and its representatives, upon reasonable notice, to have reasonable access to the Company’s and its subsidiaries’ members, managers, officers, employees, agents, assets, properties, books, records and documents of or relating to the Business and the Company’s and its subsidiaries’ assets during normal business hours and will furnish to the Buyer such information, financial records and other documents as the Buyer may reasonably request. From and after the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1, the Company will permit the Buyer and its representatives reasonable access to the Company’s and its subsidiaries’ accountants and auditors for consultation or verification of any information obtained by the Buyer and will use its commercially reasonable efforts, and will cause its subsidiaries to use its commercially reasonable efforts, to cause such Persons to cooperate with the Buyer and its representatives in such consultations and in verifying such information. From and after the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1, the Buyer shall not contact suppliers and customers of the Company and its subsidiaries without the prior consent of the Seller Representative, provided, however, that (i) the Buyer or its representatives may respond to unsolicited questions from customers and suppliers of the Company and its subsidiaries as long as such responses are consistent with an agreed upon communications plan approved by both the Seller Representative and the Buyer, and (ii) nothing in this Agreement shall be interpreted as limiting in any way the Buyer and its Affiliates from communicating freely with their customers and suppliers regarding matters other than the transactions contemplated by this Agreement.

4.3    Environmental Investigations. After the date hereof, the Buyer may not conduct any environmental testing or analysis of the soil, groundwater, surface water, or structures of the Real Property, without the prior written consent of the Seller Representative; provided, however, the Seller Representative agrees that the Buyer may conduct environmental testing or analysis after the date hereof, with the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, if, after the date hereof, (a) an event occurs or (b) information becomes known to the Buyer that was not disclosed in the Schedules to this Agreement or otherwise known to the Buyer on the date hereof, in any case with respect to the soil, groundwater, surface water or structures of the Real Property that the Buyer reasonably believes could (i) result in a Material Adverse Effect on the Company or (ii) cause a representation or warranty of the Company to not be true and correct in all material respects (such testing hereinafter referred to as “Permitted Testing”). The cost and expenses of any Permitted Testing shall be borne by the Buyer. The Sellers will assist the Buyer with securing approval for any Permitted Testing to be performed on those Real Properties that are leased. Should the landlord under any such leased property refuse to permit Permitted Testing on the same, the Buyer will not be allowed to conduct Permitted Testing on such Real Property. At least three (3) business days prior to conducting Permitted Testing, the Buyer will provide to the Seller Representative for review and approval a written scope of work from its consultant, along with a plot plan or map depicting the proposed boring or sample locations. Upon written request, the Buyer shall furnish the Seller Representative with copies of all Permitted Testing reports prepared in connection with any of the Permitted Testing.

4.4    Supplemental Disclosure. The Sellers will promptly supplement or amend each of the Schedules hereto with respect to any matter that arises or is discovered after the date hereof that, if existing or known at the date hereof, would have been required to be set forth or listed in the Schedules hereto; provided, however, that for purposes of determining whether the condition in Section 5.1(a) has been satisfied or is capable of being satisfied, any such supplemental or amended disclosure will not be deemed to have been disclosed to the Buyer unless the Buyer otherwise expressly consents in writing. If the Closing occurs, Buyer will not have any right to indemnification for any event or occurrence to the extent such event or occurrence was disclosed in an updated Schedule provided by the Sellers or the Company pursuant to this Section 4.4; provided, however, that this sentence does not affect the rights of the Buyer, the Company or any of the Company’s Affiliates, successors or assigns under the Prior Purchase Agreement.

4.5    Assistance with Permits and Filings. Subject to such confidentiality restrictions as may be reasonably requested, the Sellers will furnish, and will cause the Company and its subsidiaries to furnish, the Buyer with all information concerning the Sellers, the Company or its subsidiaries that is required for inclusion in any application or filing made by the Buyer to any Governmental Body in connection with the transactions contemplated by this Agreement.

4.6    Fulfillment of Conditions by the Sellers. The Sellers agree not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by the Sellers herein not to be true and correct as of the Closing.

4.7    Fulfillment of Conditions by the Buyer. The Buyer agrees not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by the Buyer herein not to be true and correct as of the Closing.

4.8    Publicity. Except as may be required to comply with the requirements of any applicable Law or listing standard, neither the Buyer, on the one hand, nor the Company or any Seller, on the other hand, will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval will not be unreasonably withheld or delayed) of the Seller Representative or the Buyer, respectively.

4.9    Transaction Costs. The Sellers will pay all transaction costs and expenses (including legal, accounting and other professional fees) incurred by the Company or any Seller in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. The Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

4.10     No-Shop Provisions. Each Seller hereby covenants and agrees that, unless this Agreement is terminated pursuant to Section 8.1: (i) it will not, and will not permit any of its Affiliates (including the Company or any of its subsidiaries) to, directly or indirectly (through agents or otherwise), initiate, encourage or solicit (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or engage in any discussions or negotiations with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any manager, director, officer or employee of the Company, any subsidiary of the Company or any Seller, or any investment banker, financial advisor, attorney, accountant or other representative retained by any Seller or any of their Affiliates (including the Company or any of its subsidiaries) to take any such action; and (ii) it will promptly notify the Buyer of all relevant terms of any such inquiries and proposals received by it or any of its Affiliates (including the Company or any of its subsidiaries) or by any such manager, director, officer, employee, investment banker, financial advisor, attorney, accountant or other representative relating to any such matters, and if such inquiry or proposal is in writing, it will promptly deliver or cause to be delivered to the Buyer a copy of such inquiry or proposal. For purposes of this Agreement, “Competing Transaction” means any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company or any of its subsidiaries (other than sales of inventory in the ordinary course of business and consistent with past practice); or (iii) any offer, sale or other transfer of any equity interests in the Company or any of its subsidiaries.

4.11     Nondisclosure. Each Seller acknowledges and agrees that all customer, prospect and marketing lists, sales data, intellectual property and other confidential information of the Company and its subsidiaries (collectively, “Confidential Information”) are valuable assets constituting part of the assets of the Company and, following the Closing, will be owned exclusively by the Buyer, the Company or its subsidiaries. Each Seller agrees to, and agrees to use reasonable efforts to cause its representatives to, treat the Confidential Information, together with any other confidential information furnished to it by the Buyer, as confidential and not to make use of such information for its own purposes or for the benefit of any other Person (other than the Company or its subsidiaries prior to the Closing or the Buyer after the Closing). The parties agree that the terms of the confidentiality agreement between the Seller Representative and Kirby Corporation, dated December 27, 2005, will remain in force until the Closing.

4.12     Release by the Sellers. Effective upon the Closing, each Seller, for itself and its successors and assigns, hereby fully and unconditionally releases and forever discharges and holds harmless the Company and its subsidiaries and their respective directors, officers, managers, employees, agents, Affiliates, successors and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys’ fees and expenses), obligations, Liabilities and/or damages of every kind and nature whatsoever, whether now existing, known or unknown, that such Seller may now have or may hereafter claim to have against the Company or any of its subsidiaries or any of such directors, officers, managers, employees, agents, Affiliates, successors or assigns, relating to events or circumstances existing or occurring on or prior to the Closing Date and that relate in any way, directly or indirectly, to the Company or any of its subsidiaries, this Agreement or the transactions contemplated hereby; provided, however, that the foregoing release will not affect any obligations of the Buyer to the Sellers under this Agreement, the Ancillary Documents or the Buyer Documents; provided further, that the foregoing release does not apply to the rights any Seller or any of its Affiliates may have (a) in its capacity as a lender under the Credit Agreement, dated as of February 9, 2005, by and among the Subsidiary, Antares Capital Corporation, Keybank National Association and the other financial institutions party thereto, including all amendments, extensions, renewals and modifications thereto (the “Credit Agreement”), and the documents, instruments and agreements entered into in connection with such Credit Agreement, or (b) under the Note and Warrant Purchase Agreement, dated February 9, 2005, by and among the Company, the Subsidiary, the Warrantholder and Golub Capital Incorporated, including all amendments, extensions, renewals and modifications thereto (the “Note and Warrant Purchase Agreement”), and the documents, instruments and agreements entered into in connection with such Note and Warrant Purchase Agreement.

4.13      Certain Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer on the one hand and the Sellers on the other hand for certain Tax matters following the Closing:

(a)    Tax Returns. The following provisions shall govern the filing of Tax Returns.

(i)     The Sellers and the Buyer will, to the extent permitted by applicable Law, elect with the appropriate Taxing Authority to close the periods of the Company and subsidiaries as of and including the Closing Date. In any case in which applicable Law does not require or permit such a Tax period of the Company and its subsidiaries to be closed as of and including the Closing Date, any Tax pertaining to a period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) shall be determined in accordance with the provisions of this Section 4.13(a).

(ii)    For purposes of this Agreement, all Income Taxes of the Company and any of its subsidiaries that relate to a Straddle Period will be allocated between the Pre-Closing Tax Period portion of the Straddle Period (the “Pre-Closing Straddle Period”) and the post-Closing portion of the Straddle Period. The Income Taxes allocated to the Pre-Closing Straddle Period will be deemed equal to the amount of Income Taxes which would be payable if the relevant Tax period ended at the end of the day on the Closing Date and shall be determined by an interim closing of the books as of the close of business on the Closing Date. The portion of Tax related to the portion of the Straddle Period that extends after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) shall be calculated in a corresponding manner. For purposes of this clause (ii), any exemption, deduction, credit or other item that is calculated on an annual basis will be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period on a pro rata basis by multiplying the total amount of such item for the Straddle Period by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Straddle Period and the denominator of which is the number of calendar days in the Straddle Period. If a net operating loss results for a Pre-Closing Straddle Period upon an interim closing of the books as of the end of the day on the Closing Date, then the Buyer shall pay or cause to be paid to the Sellers the net actual reduction in Income Taxes for the Post-Closing Straddle Period attributable to such net operating loss upon the filing of the relevant Straddle Period Tax Return (without regard to extensions).

(iii)   The Sellers shall cause the Company and its subsidiaries to properly and correctly prepare and timely file any and all Tax Returns, the due date of which (including extensions) is on or before the Closing Date, which are required to be filed for, by, on behalf of or with respect to the Company and its subsidiaries with the appropriate Taxing Authority and to pay to the appropriate Taxing Authority the amount of Taxes shown to be due on such Tax Returns. Sellers shall deliver a copy of any Tax Return required to be filed by it under this Section 4.13(a)(iii) to the Buyer within ten (10) calendar days after filing such Tax Return.

(iv)   (A)   The Seller Representative, on behalf of the Company and its subsidiaries, shall properly and correctly prepare or cause to be properly and correctly prepared (which may include direction to the Company or any of its subsidiaries that it undertake such preparation under the direction of the Seller Representative) the Income Tax Returns for the Company and its subsidiaries for the period (I) ending on December 31, 2005 (the “2005 Income Tax Returns”) and (II) commencing on January 1, 2005, and ending on and including the Closing Date (the “Stub Period Returns”). The Buyer and the Seller Representative acknowledge and agree that the Stub Period Returns will include deductions from the Company’s and its subsidiaries’ income for the items set forth on Schedule 4.13(a)(iv) (collectively, the “Deductions”). The Sellers will be entitled to any refunds or overpayments of Income Taxes with respect to such Income Tax Returns when received. The Sellers will pay to the Buyer any increased Income Taxes payable by the Company as the result of any Deductions that are disallowed. The Buyer shall pay or cause to be paid all Income Taxes imposed on the Company and its subsidiaries shown as due and owing on such Income Tax Returns. The Sellers shall reimburse the Buyer for any such Income Taxes (or in the case of a Straddle Period (as defined above), Income Taxes attributable to the Pre-Closing Straddle Period (as described above)) paid, or caused to be paid, by the Buyer pursuant to the preceding sentence.

(B)    The Seller Representative may file the 2005 Income Tax Returns and Stub Period Returns at anytime prior to the due date for filing thereof, including extensions; provided that the Seller Representative complies with the provisions of this Section 4.13(a)(iv)(B). The Seller Representative shall provide final drafts of each 2005 Income Tax Return and Stub Period Return to the Buyer for its review and approval (which approval will not be unreasonably withheld) not less than thirty (30) days prior to the date on which such 2005 Income Tax Return or Stub Period Return is due to be filed with the appropriate Governmental Body, including extensions. It will be unreasonable for the Buyer to withhold its approval of such Income Tax Return if the filing of such Tax Return (or the reporting of any item thereon) would not subject the Buyer, the Company or any of the Company’s subsidiaries, or any of their respective employees, officers, directors, managers, members or shareholders to any fine or penalty, and the reporting of such item is consistent with this Section 4.13(a). If the Buyer does not respond within twenty (20) days after delivery of such 2005 Income Tax Returns or Stub Period Returns, the Buyer will be deemed to have approved such Income Tax Returns, and the Buyer shall timely file or cause to be timely filed such Income Tax Returns on behalf of the Company and its subsidiaries. If the Buyer, within twenty (20) days after delivery of such 2005 Income Tax Returns or Stub Period Returns, notifies the Seller Representative in writing that it objects to any item in any 2005 Income Tax Return or Stub Period Return, the Buyer and the Seller Representative shall negotiate in good faith to attempt to resolve any issue arising as a result of such review. If the Seller Representative and the Buyer are unable to resolve such dispute by the earlier of (i) fifteen (15) days after Seller Representative’s receipt of the written notice of objection, or (ii) five (5) days before the due date for filing the Stub Period Returns or 2005 Income Tax Returns, then the Buyer shall timely file, or cause to be timely filed, such Income Tax Returns; provided that (I) the Sellers’ obligations to reimburse the Buyer for Income Taxes shown as due and owing on such Income Tax Returns will be determined by taking into account the resolution of such item and ignoring the reporting of such item on the Income Tax Return as filed and (II) the Buyer shall pay to the Sellers the excess (if any) of the (x) amount of Seller Refunds (as defined below) calculated by taking into account the resolution of such item and ignoring the reporting of such item on the Income Tax Returns as filed, over (y) amount of Seller Refunds calculated based on the Income Tax Returns as filed. Furthermore, the Seller Representative and the Buyer shall jointly engage the Accountant to make its final independent determination with respect to the items in dispute and the amounts related to those items, such determination to be consistent with Section 4.13(a). Any expenses relating to the engagement of the Accountant shall be shared equally by the Buyer, on the one hand, and the Sellers, on the other hand. The determination of the Accountant shall be final and binding on the Buyer and the Sellers.

(C)    Notwithstanding anything to the contrary herein, the Sellers will not be liable to any Buyer Party for any Income Taxes of the Company or any of its subsidiaries resulting from: (I)  actions taken or caused to be taken by the Buyer or any of its Affiliates (including the Company or any of its subsidiaries) after the Closing on the Closing Date, (II) actions initiated by the Buyer at the Closing that are not contemplated by this Agreement or (III) the manner in which the Buyer or any of its Affiliates finances the transactions contemplated by this Agreement.

(v)    The Buyer, the Company and the Company’s subsidiaries shall carry back any item of loss, deduction, or credit (including any such items resulting from any Deductions) on the Stub Period Returns to the fullest extent permitted by Law (a “Carryback”), and the Seller Representative, on behalf of the Company and its subsidiaries shall prepare or cause to be prepared (which may include direction to the Company that it undertake such preparation under the direction of the Seller Representative) and the Buyer shall file or cause to be filed as soon as reasonably possible, any claim for refund (including by filing IRS Form 1139, IRS Form 4466 or any successor form, and any comparable foreign, state, or local forms) or amended Income Tax Returns to effect such Carryback as part of, and at the same time as, the preparation and filing of the Stub Period Returns (and the Buyer shall have the same review and approval rights described in Section 4.13(a)(iv)(A)).

(vi)   Any refund or credit of Income Taxes paid by the Company or any of its subsidiaries for any period ending on or before the Closing Date (a “Pre-Closing Tax Period”), including refunds of Income Taxes that are received by the Buyer, the Company, or any of their respective Affiliates resulting from a Carryback (collectively, “Seller Refunds”) will be for the account of the Sellers. The Buyer shall, or shall cause its Affiliates to, forward to the Seller Representative, on behalf of the Sellers, any Seller Refunds within five days after such refund is received or in the case of a credit within five days after the credit is allowed or applied against other Income Tax liabilities. The parties shall treat any payments under the preceding sentence as an adjustment to the proceeds received by the Sellers pursuant to Article II, unless otherwise required by Law. Other than as provided in Section 4.13(a)(iv), at the Seller Representative’s request, the Buyer shall cooperate with the Seller Representative in obtaining such refunds or credit, including through the filing of amended Income Tax Returns or refund claims as prepared by the Seller Representative, at the Sellers’ expense.

(vii)     The Buyer shall cause to be properly and correctly prepared and timely filed each Income Tax Return for the Company and its subsidiaries for the Straddle Period with the appropriate Taxing Authority and to pay to the appropriate Taxing Authority the amount of Income Taxes shown to be due on such Income Tax Returns. With respect to an Income Tax Return covering a Straddle Period, the Buyer shall determine the portion of the Income Taxes shown as due on such Income Tax Return that is allocable to a Pre-Closing Straddle Period in accordance with Section 4.12(a)(ii), and set forth its calculation in a statement (“Statement”) prepared by the Buyer. The Buyer shall deliver a copy of any such Income Tax Return required to be filed by it pursuant to this Section 4.13(a)(vii) and any related Statement to the Seller Representative at least thirty (30) calendar days before filing such Income Tax Return.

(viii)     All Income Tax Returns referred to in Section 4.13(a) shall, subject to Section 4.13(a)(iv), be prepared (x) on a basis consistent with past custom and practices of the Company and its subsidiaries to the extent permitted under applicable Law, and (y) to the extent any items are not covered by past practices, in accordance with reasonable Tax accounting practices. Without limiting the foregoing, the Income Tax Returns shall be prepared without making or changing any election, changing an annual accounting period (other than an annual accounting period that is terminated at the end of the day on the Closing Date as a result of the transactions contemplated by this Agreement under applicable Law or pursuant to Section 4.13(a)(i)), or adopting or changing any accounting method.

(ix)    The amount of Income Taxes shown to be due on any Income Tax Return and any Statement described in Section 4.13(a)(vii) shall be final and binding on the Sellers, unless Seller Representative shall have delivered to the Buyer (within twenty (20) days after the date of Seller Representative’s receipt of the Tax Return and any related Statement) a written report (the “Written Report”) containing all changes that Seller Representative proposes to make to the Tax Return and any related Statement. The Buyer and Seller Representative shall undertake in good faith to resolve any issues raised in any such Written Report before the due date (including any extension thereof) for filing the Tax Return and mutually consent to the filing of such Tax Return and, if applicable, to agree on the determination set forth in the Statement. If Seller Representative and the Buyer are unable to resolve any dispute by the earlier of (i) fifteen (15) days after Buyer’s receipt of Seller Representative’s Written Report, or (ii) five (5) days before the due date for filing of the Tax Return in question (including any extension thereof), Seller Representative and the Buyer shall jointly engage the Accountant to make its independent determination with respect to the items in dispute and the amounts related to those items, such determination to be consistent with Section 4.13(a)(vii). Any expenses relating to engagement of the Accountant shall be shared equally by the Buyer and the Sellers. The determination by the Accountant shall be final and binding on Buyer and Sellers. Notwithstanding the foregoing, nothing in this Section 4.13(a)(ix) shall prohibit the Buyer from causing the timely filing of any Income Tax Returns required to be filed under Section 4.13(a)(vii), but the Buyer shall file, or cause to be filed, amended Income Tax Returns to the extent necessary to reflect the Parties’ resolution pursuant to the procedures set forth in this Section 4.13(a)(ix). In the case of any Income Tax Return required to be filed by Buyer under Section 4.13(a)(vii), the Buyer shall pay or cause to be paid all Income Taxes imposed on the Company and its subsidiaries shown as due and owing on such Income Tax Returns. The Sellers shall reimburse the Buyer for any Income Taxes attributable to the Pre-Closing Straddle Period as determined pursuant to the procedures described herein.

(x)     In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company and its subsidiaries for all Pre-Closing Tax Periods or Straddle Periods, the Buyer, the Company and its subsidiaries, on the one hand, and Seller Representative, on the other hand, shall reasonably cooperate with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of accounts and other materials reasonably necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes; provided, however, the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party will be required to provide assistance at times or in amounts that would unreasonably interfere with the business and operations of such party.

(xi)    Neither the Buyer nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company or any of its subsidiaries relating or otherwise covering any period ending on or before the Closing Date that would, or would reasonably be expected to, increase Taxes for which the Sellers are responsible under this Agreement without the prior written consent of Seller Representative, which consent will not be unreasonably withheld or delayed.

(b)    Tax Sharing Agreements. All tax sharing or similar agreements between the Company or any of its subsidiaries, on the one hand, and another of the Company’s subsidiaries, on the other hand, shall be cancelled on or before the Closing Date and neither the Company nor any of its subsidiaries shall have any liability thereunder.

(c)    Nature of Payments. Any payment pursuant to Section 6.1 or this Section 4.13 shall be treated for Tax purposes as an adjustment to the Purchase Price unless otherwise required by applicable law.

(d)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (the “Transfer Taxes”) shall be paid by Sellers when due, and Seller Representative will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Seller Representative will join in the execution of any such Tax Returns and other documentation.

(e)    Statute of Limitations. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 4.13 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof); provided that claims are made by the indemnified party prior to the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

4.14     Records. With respect to the financial books and records and minute books of the Company and its subsidiaries relating to matters on or prior to the Closing Date: (a) for a period of five (5) years after the Closing Date, the Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to the Seller Representative, and (b) where there is legitimate, non-competitive purpose, including, without limitation, an audit of any Seller by the IRS or any other Taxing Authority, the Buyer shall allow such Seller and its representatives access to such books and records during regular business hours upon reasonable prior request from such Seller.

4.15      Indemnification.

(a)    For six (6) years following the Closing Date, the Buyer agrees to indemnify each of the present and former directors, officers and employees of the Company or any of its subsidiaries to the same extent as is currently provided for such Persons under the certificates of incorporation, articles of organization, bylaws or similar organizational documents of the Company or any of its subsidiaries or under indemnification agreements, if any, in existence and effect on the date hereof, for acts or omissions occurring on or prior to the Closing in such capacities.

(b)    The provisions of this Section 4.15 are intended to be for the benefit of, and will be enforceable by, each indemnified party or insured Person, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

4.16      HSR.

(a)    The Company and the Buyer shall, as promptly as practicable, but in no event later than three (3) business days following the execution and delivery of this Agreement, submit all requisite documents and notifications required by Title II of the HSR Act, and the rules and regulations promulgated thereunder (the “HSR Filing”) and thereafter provide any supplemental information reasonably requested in connection therewith pursuant to the HSR Act and make any similar filing with any other Governmental Body for which such filing is required. Any such filing or supplemental information will be in substantial compliance with the requirements of the HSR Act or other applicable antitrust regulation. Subject to such confidentiality restrictions as may be reasonably requested, the Company and the Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or other applicable antitrust regulation. The Company and the Buyer shall request early termination of the applicable waiting period under the HSR Act and any other applicable antitrust regulation. Each of the Company and the Buyer, will promptly inform the other party of any material communication received by such party from any Governmental Body in respect of the HSR Filing. The Buyer shall pay all filing fees under the HSR Act.

(b)    Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts, to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things reasonably necessary and appropriate to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, neither the Company, any subsidiary of the Company, or any of their respective Affiliates, on the one hand, nor the Buyer or any of its Affiliates, on the other hand, shall be required to divest themselves of any assets or properties or agree to limit the ownership or operation of the Company, any subsidiary of the Company or any of their respective Affiliates, on the one hand, nor the Buyer or any of its Affiliates, on the other hand, of any assets or properties, including, without limitation, the Shares or any of the assets owned by the Company or any of its subsidiaries.

4.17      Employee Benefit Arrangements. The Buyer agrees that the individuals who are employed by the Company or any of its subsidiaries as of the Closing Date (the “Company Employees”) shall, for so long as they continue to be full-time employees of the Company or any of its subsidiaries, be eligible to receive employee benefits that are substantially comparable to those benefits provided to the Company Employees under the Employee Benefit Plans in effect immediately prior to the Closing Date. The Buyer will ensure that any employee benefit plans or programs it adopts with respect to the Company Employees treat employment with the Company or any of its subsidiaries prior to the Closing Date the same as employment with the Buyer, the Company or any of its subsidiaries from and after the Closing Date for purposes of eligibility and vesting (including, without limitation, the satisfaction of any waiting periods under any welfare benefit plans maintained by the Buyer (the “Buyer Welfare Plans”)) and, for purposes of any vacation plan or policy it adopts with respect to the Company Employees, benefit accrual. No pre-existing condition limitations, exclusions or waiting periods applicable with respect to life and accidental death and dismemberment insurance, disability, sickness and accident and medical benefits under the Buyer Welfare Plans shall apply to Company Employees to the extent that such limitations, exclusions or waiting periods exceed those in effect under the welfare benefit plans maintained by the Company or any of its subsidiaries as of the Closing Date. The Buyer Welfare Plans in which a Company Employee participates after the Closing Date shall recognize, for purposes of satisfying any deductible, co-pays and out-of-pocket maximums during 2006, any payment made by such Company Employee in 2006 prior to the Closing Date toward deductibles, co-pays and out-of-pocket maximums in any welfare plan of the Company or any of its subsidiaries. Notwithstanding the foregoing, from and after the Closing Date, the Buyer, the Company and the Company’s subsidiaries will have sole discretion over employment decisions with respect to Company Employees, will not be obligated to continue the employment of any Company Employee and will have the right to amend, modify or terminate any and all employee benefit plans, programs or arrangements in which a Company Employee participates.

ARTICLE V
Closing Conditions

5.1    Conditions to Obligations of the Buyer. The obligations of the Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by the Buyer in writing:

(a)    All representations and warranties of the Company and the Sellers contained in this Agreement will be true and correct in all material respects (if not qualified by materiality including, without limitation, Material Adverse Effect) or in all respects (if qualified by materiality including, without limitation, Material Adverse Effect) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing.

(b)    The Company and the Sellers will have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing, including, without limitation, the delivery of all items required to be delivered by them pursuant to Sections 1.5 (b), (e), (f), (m), (n), (o), (p), (r), (s), (t), (u), and (x).

(c)    All contractual and governmental consents, notices, approvals, orders or authorizations listed on Schedule 5.1(c) will have been obtained or given, as applicable. Without limiting the generality of the foregoing, all filings pursuant to the HSR Act will have been made by the Buyer, the Sellers and their respective Affiliates and the required waiting period under the HSR Act will have expired or been terminated.

(d)    As of the Closing Date, there will be no pending action or proceeding before any court of competent jurisdiction or other Governmental Body by any Person seeking to enjoin or prohibit any material aspect of the operation of the Business or the consummation of the transactions contemplated by this Agreement and no such action or proceeding seeking to enjoin or prohibit the consummation of the transactions contemplated by this Agreement will have been threatened in writing.

5.2    Conditions to Obligations of the Sellers. The obligations of the Sellers under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by the Seller Representative in writing:

(a)    All representations and warranties of the Buyer contained in this Agreement will be true and correct in all material respects (if not qualified by materiality including, without limitation, Material Adverse Effect) or in all respects (if qualified by materiality, including, without limitation, Material Adverse Effect) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing.

(b)    The Buyer will have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, including without limitation the delivery of all items required to be delivered by the Buyer pursuant to Sections 1.5 (a), (c), (d), (p), (q) and (y).

(c)    All HSR Filings will have been made by the Buyer, the Sellers and their respective Affiliates and the required period under the HSR Act will have expired or been terminated.

(d)    As of the Closing Date, there will be no pending action or proceeding before any court of competent jurisdiction or other Governmental Body by any Person seeking to enjoin or prohibit any material aspect of the operation of the Business or the consummation of the transactions contemplated by this Agreement and no such action or proceeding seeking to enjoin or prohibit the consummation of the transactions contemplated by this Agreement will have been threatened in writing.

ARTICLE VI
Indemnification

6.1    Indemnification of the Buyer. Notwithstanding any investigation by the Buyer or its representatives, the Sellers, jointly and severally, (but only severally to the extent that proceeds other than amounts in the Escrow Account are sought) will indemnify and hold the Buyer, its Affiliates (including, after the Closing, the Company and its subsidiaries) and their respective managers, directors, officers, employees and agents (collectively, the “Buyer Parties”) harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees (collectively, “Losses”), that any Buyer Party actually incurs as a result of or relating to:

(a)    the breach of any representation or warranty made by the Company or the Sellers in this Agreement or any Ancillary Document;

(b)    the breach of any covenant or agreement made by the Company or the Sellers in this Agreement or any Ancillary Document;

(c)    any claim for brokers’ or finders’ fees or agents’ commissions arising from or through the Company or any of its subsidiaries, any Seller or any of their respective Affiliates in connection with the negotiation or consummation of the transactions contemplated by this Agreement; or

(d)    any Taxes of the Company or its subsidiaries attributable to the change in accounting request filed by the Subsidiary on July 29, 2004 (the “Section 481 Taxes”);

provided, however, that (A) except with respect to (1) the breach of the representations and warranties set forth in Section 2.1 (Authority), Section 2.2 (Organization), Section 2.4 (Title to Securities) or Section 2.5 (Capitalization) (collectively, the “Excluded Representations”) or (2) any fraud by the party from whom indemnification is sought in connection with this Agreement, the documents executed in connection herewith or the transactions contemplated hereby, for which no such limitations will apply, the Buyer Parties will not be entitled to indemnification under Section 6.1(a) unless the aggregate amount of all Losses for which the Buyer Parties are entitled to indemnification pursuant to such paragraph exceeds $600,000 in which case the Buyer Parties will be entitled to indemnification for the amount of such Losses in excess of such amount up to a maximum amount equal to the then remaining Escrow Amount then held in the Escrow Account; and (B) the Buyer Parties will not be entitled to assert any claims for indemnification under Section 6.1(a) with respect to any individual item or matter unless the amount of Losses with respect to such item or matter exceeds $25,000.

6.2    Indemnification of the Sellers. The Buyer will indemnify and hold the Sellers, their respective Affiliates and their respective managers, directors, officers, employees and agents (collectively, the “Seller Parties”) harmless from any and all Losses that any Seller Party actually incurs as a result of or relating to:

(a)    the breach of any representation or warranty made by the Buyer in this Agreement or any Buyer Document;

(b)    the breach of any covenant or agreement made by the Buyer in this Agreement or any Buyer Document; or

(c)    any claim for brokers’ or finders’ fees or agents’ commissions arising from or through the Buyer or any of its Affiliates in connection with the negotiation or consummation of the transactions contemplated by this Agreement;

provided, however, that (A) except with respect to (1) the breach of the representations and warranties set forth in Section 3.1 (Organization) or Sections 3.2 (Authority) and (2) any fraud by the Buyer or (or any of Affiliate of the Buyer) in connection with this Agreement, the documents executed in connection herewith or the transactions contemplated hereby, for which no such limitation will apply, the Seller Parties will not be entitled to indemnification under Section 6.2(a) unless the aggregate amount of all Losses for which indemnification the Seller Parties are entitled to indemnification pursuant to such paragraph exceeds $600,000 in which case the Seller Parties will be entitled to indemnification for the amount of such Losses in excess of such amount up to a maximum amount equal to $7,000,000, and (B) the Seller Parties will not be entitled to assert any claims for indemnification under Section 6.2(a) with respect to any individual item or matter unless the amount of Losses with respect to such item or matter exceeds $25,000.

6.3    Survival. The representations and warranties of the Sellers and the Buyer made in this Agreement or any Ancillary Document will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the one-year anniversary of the Closing Date, provided however, that the Excluded Representations shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely. Any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Sections 6.1(a) or 6.2(a) will survive until such claim is finally resolved if the Buyer notifies the Seller Representative, or if the Seller Representative notifies the Buyer, as applicable, of such claim in accordance with Section 6.5 prior to the date on which such representation or warranty would otherwise expire hereunder. Without limiting the foregoing, no claim for indemnification pursuant to Sections 6.1(a) or 6.2(a) based on the breach of a representation or warranty may be asserted after the date on which such representation or warranty expires hereunder. The covenants and agreements of the Buyer, on the one hand, and the Sellers and the Company, on the other hand, made in this Agreement or any Ancillary Document will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with their terms.

6.4    Further Limitations on Indemnification. Notwithstanding anything herein to the contrary, the right of the Buyer Parties and the Seller Parties to indemnification hereunder is further limited as follows:

(a)    “Losses” shall be net of (i) any insurance or other third-party recoveries actually received by a party entitled to receive indemnification pursuant to this Article VI (an “Indemnified Party”) in connection with the facts giving rise to the right of indemnification, (ii) any Tax benefit actually received by such Indemnified Party resulting from such Losses, and (iii) any amounts for which the Indemnified Party has been compensated under Section 1.4. The Buyer Parties shall use commercially reasonable efforts to claim and recover any Losses suffered by the Buyer Parties under any such insurance policy or other third party indemnification (subject to the limitations in Section 6.4(b)), but except as provided in Section 6.4(b), the Buyer Parties shall not be required to pursue any such claims or recoveries prior to making a claim and receiving indemnification payments under this Agreement.

(b)    If the events or circumstances which are the basis for a claim for indemnification by a Buyer Party under this Article VI also constitute a basis for a claim for indemnification by the Company against the sellers under the Prior Purchase Agreement, then the Buyer will cause the Company to use commercially reasonable efforts to pursue a recovery under the Prior Purchase Agreement before pursuing a recovery pursuant to Article VI of this Agreement; provided, however, that the Company may pursue a recovery under this Agreement without having obtained a recovery under the Prior Purchase Agreement when, in the good faith judgment of the Buyer, it is not commercially reasonable to pursue a recovery under the Prior Purchase Agreement in light of the time, expense and likelihood of recovery involved. In such event, the Buyer shall, at the request of the Seller Representative, cause the Company to assign to the Sellers its rights under the Prior Purchase Agreement with respect to such matter. Notwithstanding the foregoing, other than in connection with a claim for indemnification under Section 6.1(d) (for which the Buyer must cause the Company to exercise any right of set-off it may have against the Subordinated Note before seeking indemnification under this Agreement), in no event shall the Buyer Parties’ be obligated to cause the Company to exercise any right of set-off against amounts due under the Subordinated Note before pursuing a claim for indemnification under this Agreement to the extent that such set-off would reduce the principal amount of the Subordinated Note below the amount of Section 481 Taxes reasonably estimated by the Buyer to still be owing; provided, however, subject to the first sentence of this Section 6.14(b), after all amounts owing with respect to the Section 481 Taxes have been paid, the Buyer shall cause the Company to exercise its right of set-off against the Subordinated Note before pursuing a claim for indemnification under this Agreement. The Buyer shall not, and shall not permit the Company to, amend any provisions of the Prior Purchase Agreement in any manner adverse to the Sellers without the prior written consent of the Seller Representative. In any such case, the full amount of the claim by the Buyer shall be considered Losses alleged in good faith in an unresolved claim for indemnification for purposes of Section 6.7, except to the extent that the Company has actually received payments with respect to its claim under the Prior Purchase Agreement. The fees and expenses incurred by the Company in pursuing a claim for indemnification under the Prior Purchase Agreement shall be included in Buyer’s indemnified Losses under this Agreement. For the purposes of this Section 6.4, “Prior Purchase Agreement” means that certain Membership Interest Purchase Agreement, dated February 9, 2005, by and among the Company and the former members of the Subsidiary.

(c)    If an Indemnified Party recovers any amount from a Person other than the Indemnifying Party with respect to a Loss for which the Indemnified Party has already obtained an indemnification payment hereunder, then the Indemnified Party shall pay an amount equal to the amount the Indemnified Party has already received as an indemnification payment hereunder to the Escrow Agent if at such time there are any funds remaining in the Escrow Account, and thereafter to the Seller Representative, as disbursing agent for the Sellers, the Company as disbursing agent for the Optionholders, and the Warrantholder, such amounts to be distributed by them in the same manner as distributions are effected under Section 6.7.

(d)    No Indemnified Party will be entitled to indemnification pursuant to Section 6.1 or Section 6.2 for punitive damages, or for lost profits, consequential, exemplary or special damages, provided, however, that this provision shall not limit a Buyer Party’s right to indemnification under Section 6.1 to recover Losses that arise as the result of a third-party Claim against the Buyer Party, the Company or any of its subsidiaries for punitive damages, lost profits, consequential, exemplary or special damages.

(e)    An Indemnified Party shall use commercially reasonable efforts to mitigate any and all Losses that would otherwise be reimbursable under this Agreement.

(f)     Any amounts for which the Buyer Parties are entitled to indemnification pursuant to this Article VI will be satisfied from the Escrow Account; provided, however, that if the Escrow Amount is not sufficient to satisfy a claim for indemnification under (i) Section 6.1(a) in connection with a breach of an Excluded Representation, or (ii) Section 6.1 (b), (c) or (d) (other than with regard to breaches of Section 4.10, Section 4.11, Section 4.12 or Article VII), then such claim may be satisfied individually from each Seller on a several basis based on the portion of the Purchase Price received by each such Seller hereunder, provided further, that the Buyer Parties shall seek to satisfy claims for indemnification for breaches of Section 4.10, Section 4.11, Section 4.12 or Article VII from the Seller or Sellers who committed such breach (and from no other Seller), severally, without resort to amounts held in the Escrow Account.

6.5    Notice. Each Indemnified Party agrees to give prompt written notice to the party or parties required to provide such indemnification (the “Indemnifying Parties”) upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (each, a “Claim”), but the Indemnified Party’s failure to give such notice will not affect the obligations of the Indemnifying Party under this Article VI except to the extent that the Indemnifying Party is materially prejudiced thereby. Such written notice will include (a) a description of the event or events forming the basis of such Loss or Claim, (b) the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will state the estimated amount and give a later written notice when the amount becomes fixed, and (c) copies of written documents and summaries of relevant oral information actually known or in good faith believed by the Indemnified Party to exist sufficient to establish the basis for such Loss or Claim.

6.6    Defense of Claims.

(a)    The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if: (i) the Claim does not seek to impose any Liability on the Indemnified Party other than money damages, and (ii) the Claim does not relate to a material Supplier of the Company.

(b)    If the conditions of Section 6.6(a) are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then: (i) the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent; (ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party but only if (A) there is no finding or admission of any violations of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (C) such settlement provides for a full release of the Indemnified Party; and (iii) the Indemnified Party may employ separate counsel and participate in the defense thereof, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless: (A) the Indemnifying Party has failed to actively conduct the defense of such Claim or to employ counsel with respect thereto; or (B) in the reasonable opinion of the Indemnified Party, a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party.

(c)    If the conditions of Section 6.6(a) are not satisfied of if the Indemnifying Party does not elect to assume and control the defense of any Claim under Section 6.6(a) above, then the Indemnified Party may assume the exclusive right to defend, compromise or settle such Claim, but the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent.

6.7    Escrow. The funds held in the Escrow Account shall serve as security for Sellers’ indemnification obligations hereunder and shall be released upon the Escrow Agent’s receipt of joint written instructions from the Buyer and the Seller Representative, or as otherwise provided under the terms of the Escrow Agreement. On the one-year anniversary of the Closing Date, the Seller Representative and the Buyer shall issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release all funds in the Escrow Account in excess of the sum of the amount of actual Losses alleged in good faith in any unresolved claim for indemnification, to the Company, as disbursing agent for the Optionholders, the Warrantholder, and the Seller Representative as disbursing agent for the Sellers, in proportion to the amounts in which the Sellers, the Company on behalf of the Optionholders and the Warrantholder received funds on the Closing Date. If there are any remaining claims for indemnification, the Seller Representative and the Buyer shall issue joint written instructions to the Escrow Agent to release any remaining funds in the Escrow Account when such claims are resolved, which funds shall be released to the Company, as disbursing agent for the Optionholders, the Warrantholder, and the Seller Representative as disbursing agent for the Sellers, in proportion to the amounts in which the Sellers, the Company on behalf of the Optionholders and the Warrantholder received funds on the Closing Date. The Company shall disburse any amounts it receives from the Escrow Agent in its capacity as disbursing agent for the Optionholders, including earnings on the escrowed funds, to such Optionholders in the percentages set forth on Schedule 1.3(c)(as such schedule may be updated at Closing).

ARTICLE VII
Noncompetition Agreement

7.1    Noncompetition.

(a)    As a material inducement to Buyer to enter into this Agreement, each of Timothy P. Brady, Christopher C. Lapeyrouse, John Tieken, Jr. and Bart J. Hohensee (each a “Restricted Seller”) agrees that, for a period of two (2) years from the Closing Date, no such Restricted Seller will, directly or indirectly, as an employee, agent, representative, consultant, advisor, lender, independent contractor, principal, owner, partner, joint venturer, member, manager, officer, director, shareholder or otherwise, engage in or have any financial interest (other than a less than 1% interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market) in the business of high speed diesel engine and parts sales and service in marine applications in the Restricted Territory, including solicitation of customers or employees of the Company or any of its subsidiaries, except as an employee or authorized representative of the Company or any of its affiliated entities.

(b)    Each Restricted Seller acknowledges that any remedy at law will not adequately compensate Buyer for damages resulting from a breach of this noncompetition agreement and agree that Buyer may seek and obtain injunctive relief against the breach or threatened breach of this noncompetition agreement, in addition to any other legal remedies which may be available.

(c)    Each Restricted Seller and Buyer agree that the restrictions contained in Section 7.1(a) are reasonable with respect to time, geographical area and scope of activity. However, if any court shall determine that the time, geographical area or scope of activity of any restriction contained in Section 7.1(a) is unenforceable, it is the intention of the parties that such restriction shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

ARTICLE VIII
Miscellaneous

8.1    Termination.

(a)    This Agreement and the transactions contemplated hereby may be terminated and abandoned:

(i)     at any time prior to the Closing Date by mutual written consent of the Buyer and the Seller Representative;

(ii)    by either the Buyer, on the one hand, or the Seller Representative, on the other hand, upon written notice to the other, if (A) the transactions contemplated by this Agreement have not been consummated on or prior to July 31, 2006, or (B) any condition to such party’s obligation (or the Sellers’ obligation in the case of the Seller Representative) to consummate the transactions contemplated hereby is incapable of being satisfied on or prior to July 31, 2006; provided, however, that:

(1)    the Buyer may not terminate this Agreement pursuant to this Section 8.1(a)(ii) if the Closing has not occurred because of the Buyer’s willful failure to perform or observe any of its covenants or agreements set forth herein or if the Buyer has materially breached this Agreement; and

(2)    the Seller Representative may not terminate this Agreement pursuant to this Section 8.1(a)(ii) if the Closing has not occurred because of the willful failure of any Seller to perform or observe any of the covenants or agreements set forth herein or if any Seller has materially breached this Agreement;

(iii)   by the Buyer, on the one hand, or the Seller, on the other hand, if any court of competent jurisdiction or other Governmental Body shall have issued an order, decree, or ruling enjoining or otherwise prohibiting the transactions contemplated by this Agreement (unless such order, decree, or ruling has been withdrawn, reversed, or otherwise made inapplicable); or

(iv)   by the Buyer, if, since the Latest Balance Sheet Date, there shall have occurred any event or occurrence that would constitute a Material Adverse Effect on the Company; provided, however, that the Buyer must exercise its right to terminate pursuant to this Section 8.1(a)(iv) within five (5) business days of the Buyer’s discovery of the event or occurrence that is the basis for such Material Adverse Effect.

(b)    In the event of termination of this Agreement pursuant to Section 8.1(a), no party hereto will have any liability or any further obligation to any other party, except as provided in this Section 8.1(b) and except that nothing herein releases, or may be construed as releasing, any party hereto from any liability or damage to any other party hereto arising out of the breaching party’s willful and material breach in the performance of any of its covenants arising under this Agreement. The obligations of the parties to this Agreement under Section 4.11, this Section 8.1(b), and this Article VIII will survive any termination of this Agreement.

8.2    Notices. All notices and other communications under this Agreement must be in writing and will be deemed given: (a) when delivered personally; (b) on the third business day after being mailed by certified mail, return receipt requested; (c) the next business day after delivery to a recognized overnight courier; or (d) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

if to the Buyer:	with copies to:

Marine Systems, Inc.	Fulbright & Jaworski L.L.P.
55 Waugh Drive, Suite 1000	2200 Ross Avenue, Suite 2800
Houston, Texas 77007	Dallas, Texas 75201
Attention: Mark R. Buese	Attention: Thomas G. Adler
Telecopy: (713) 435-1011	Telecopy: (214) 855-8200

if to the Sellers:	with copies to:

Industrial Growth Partners II, L.P.	Jones Day
100 Spear Street, Suite 1500	North Point
San Francisco, California 94105-1523	901 Lakeside Avenue
Attention: Eric D. Heglie	Cleveland, Ohio 44114-1190
Attention: Denise A. Carkhuff
Telecopy: (415) 882-4551	Telecopy: (216) 579-0212

8.3    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

8.4    Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement. Unless expressly stated otherwise, references to Sections, Exhibits or Schedules refer to sections, exhibits or schedules to this Agreement.

8.5    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Seller, the Company or the Buyer without the prior written consent of the other parties and any purported assignment or delegation in violation thereof will be null and void; except that the Buyer may assign its rights and obligations under this Agreement to any of its Affiliates or to any successor to its business. This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto, except to the extent specifically provided in Section 4.11, Section 4.15 and Article VI.

8.6    Entire Agreement, Amendment. This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The exhibits, schedules and the recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. This Agreement may be amended, supplemented or modified only by written instrument making specific reference to this Agreement signed by the Buyer and the Seller Representative, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought.

8.7    Specific Performance, Exclusivity. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions reasonably required on its part to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder. The parties agree that, from and after the Closing Date, except as otherwise provided under Article VI and Article VII, the exclusive remedies of the parties for any Losses based upon, or arising out of or otherwise in respect of the matters set forth in this Agreement are the indemnification obligations of the parties set forth in Article VI.

8.8    GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8.9    Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.

8.10      Certain Definitions. For purposes of this Agreement:

(a)    The term “Affiliate” means, with respect to a specified Person, any relative by blood or marriage, or any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified Person.

(b)    The term “Company Debt Agreements” means (i) the Credit Agreement, (ii) Note and Warrant Purchase Agreement, and (iii) the Subordinated Promissory Note, dated February 9, 2005, by the Company in favor of Christopher C. Lapeyrouse, for the benefit of the former members of the Subsidiary (the “Subordinated Note”)..

(c)    The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(d)    The terms “Knowledge” and “known” and words of similar import mean:

(i)     with respect to the Company, the Company will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by the Company, if (A) the Company’s President or Chief Financial Officer has actual knowledge of such matter or would have knowledge of such matter following reasonable inquiry, or (B) any of the Persons listed on Schedule 8.10(d) has actual knowledge of such matter; and

(ii)    with respect to Buyer, the Buyer will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by the Buyer, if any manager, director, officer or any supervisory level employee of the Buyer has actual knowledge of such matter or would have knowledge of such matter following or reasonable inquiry.

(e)    The term “Material Adverse Effect” means, with respect to the Company, the Buyer or the Subsidiary, as applicable, any change, occurrence or development that has or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of such party and its subsidiaries taken as a whole, but excluding any effect (i) resulting from general economic conditions (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise), or (ii) generally affecting companies in the industry in which it conducts its business.

(f)     The uncapitalized terms “subsidiary” or “subsidiaries” when used in relation to an entity shall include both the direct and indirect subsidiaries of such entity.

(g)    The term “Restricted Territory” means (i) the geographic area(s) within a one hundred (100) mile radius of any and all location(s) of the Company or any of its subsidiaries to which the Restricted Seller had any responsibility immediately prior to the consummation of the transactions contemplated by this Agreement and at any time during the two (2) year period prior to the Closing Date, (ii) the Gulf of Mexico and (iii) all of the specific customer accounts, whether within or outside the geographic locations of the Company and its subsidiaries, to which the Restricted Seller had any responsibility immediately prior to the Closing Date or at any time during the two (2) year period prior to the Closing Date provided, however, that with respect to Louisiana, the Restricted Territory includes only the Gulf of Mexico and the following parishes: Iberia, Lafayette, LaFourche, Plaquemines, St. Martin, St. Mary, Terrebonne and Vermillion; provided further, that to the extent that the Company, a subsidiary of the Company or any successor-in-interest to the Company or any subsidiary of the Company ceases to operate the Business in any such parish, such parish will no longer be considered part of the Restricted Territory.

(h)    In addition, the following terms are defined in the indicated section of this Agreement:

Defined Term	Section

2005 Income Tax Returns	4.13(a)(iv)(A)
Accountant	1.4(e)
Act	2.5(c)
Actual Net Debt	1.4(e)
Actual Working Capital	1.4(e)
Affiliate	8.10(a)
Aggregate Share Amount	1.3(e)
Agreement	First paragraph
Ancillary Documents	2.1(b)
Bank Accounts	2.26
Business	Recitals
Buyer	First paragraph
Buyer Documents	3.2
Buyer Parties	6.1
Buyer Welfare Plans	4.17
Carryback	4.13(a)(v)
Claim	6.5
Closing	1.2
Closing Date	1.2
Code	2.7(c)
Common Stock	Recitals
Company	First paragraph
Company Ancillary Documents	2.1(b)
Company Debt Agreements	8.10(b)
Company Employees	4.17
Competing Transaction	4.10
Confidential Information	4.11
Contracts	2.21(a)
control	8.10(c)
Credit Agreement	4.12
Buyer	First paragraph
Buyer Documents	3.2
Deductions	4.13(a)(iv)
Employee Benefit Plan(s)	2.20(a)
Environmental Law	2.18
ERISA	2.20(a)
Escrow Account	1.3(a)
Escrow Agent	1.3(a)
Escrow Agreement	1.3(a)

Defined Term	Section

Escrow Amount	1.3(a)
Estimated Net Debt	1.4(d)
Estimated Working Capital	1.4(d)
Excluded Representations	6.1
Financial Statements	2.11(a)
Fully Diluted Shares	1.3(f)
GAAP	1.4(a)
Governmental Body	2.10
Guaranteed Obligations	Signature Page
Hazardous Material	2.18
HSR Act	2.10
HSR Filing	4.15
Income Tax	2.14
Income Tax Returns	2.14
Indemnified Party	6.4(a)
Indemnifying Parties	6.5
Interim Financial Statements	2.11(a)
IRS	2.20(b)
Knowledge and Known	8.10(d)
Latest Balance Sheet	2.11(a)
Latest Balance Sheet Date	2.11(a)
Laws	2.16
LEG	8.11(a)
Liabilities	2.12
Lien	2.4(a)
Litigation	2.15
Losses	6.1
Majority-in-Interest	8.11(b)
Material Adverse Effect	8.10(e)
Material Customers	2.22(a)
Material Contracts	2.21(a)
Net Debt	1.4(b)
Net Debt Excess	1.4(h)
Net Debt Shortfall	1.4(i)
Note and Warrant Purchase Agreement	4.12(b)
Option	1.3(c)
Option Amount	1.3(c)
Optionholder	1.3(c)
Parent	Signature Page
Payoff Letters	1.5(b)
Permits	2.17
Permitted Testing	4.3
Person	2.15
Post-Closing Period	4.1(h)
Post-Closing Straddle Period	4.13(a)

Defined Term	Section

Pre-Closing Straddle Period	4.13(a)(ii)
Pre-Closing Tax Period	4.13(a)(vi)
Prior Purchase Agreement	6.4(b)
Purchase Price	1.3
Real Property	2.7(a)
Restricted Seller	7.1(a)
Restricted Territory	8.10(g)
Section 481 Taxes	6.1(d)
Seller(s)	First paragraph
Seller Ancillary Documents	2.1(a)
Seller Parties	6.2
Seller Refunds	4.13(a)(vi)
Seller Representative	8.11(a)
Shares	Recitals
Stated Working Capital	1.4(c)
Statement	4.13(a)(vii)
Straddle Period	4.13(a)(i)
Stub Period Returns	4.13(a)(iv)
Subordinated Note	8.10(b)
Subsidiary	Recitals
subsidiary or subsidiaries	8.10(f)
Subsidiary Equity	Recitals
Suppliers	2.22(b)
Tax(es)	2.14
Taxing Authority	2.14
Tax Return	2.14
Transaction Costs	1.4(a)
Transfer Taxes	4.13(d)
UST Systems	2.18(e)
Warrant	1.3(d)
Warrant Amount	1.3(d)
Warrantholder	1.3(d)
Working Capital	1.4(a)
Working Capital Excess	1.4(f)
Working Capital Shortfall	1.4(g)
Written Report	4.13(a)(ix)

8.11      Seller Representative. For purposes of this Agreement:

(a)    Industrial Growth Partners II, L.P. is hereby appointed as the “Seller Representative” and is hereby granted the full power and authority, on behalf of each Seller and his, her or its successors and assigns, to (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered in connection herewith, including, without limitation, Article VI and the Ancillary Documents, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, updates of Schedules and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, (iii) receive service of process in connection with any claims under this Agreement or the Ancillary Documents, (iv) agree to negotiate, enter into settlements and compromises of, assume the defense of claims, demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims and to take all actions necessary or appropriate in the sole judgment of the Seller Representative for the accomplishment of the foregoing, including, without limitation, taking all such actions as may be necessary under Article VI, (v) give and receive notices and communications, (vi) authorize delivery or release to Buyer of funds held in the Escrow Account, (vii) receive and disburse funds hereunder to the Sellers and the Warrantholder in accordance with the terms of this Agreement (including the schedules and exhibits attached hereto) and (viii) take all actions necessary or appropriate in the judgment of the Seller Representative on behalf of the Sellers in connection with this Agreement and the Ancillary Documents. The Seller Representative shall not amend or modify this Agreement in any manner that (y) treats the Sellers differently from each other except in the manner and to the extent such Sellers are treated differently as of the date of this Agreement or (z) treats the Warrantholder and LEG Partners III, SBIC, L.P. (“LEG”) in a manner that would violate Section 4.3 of the Stockholders Agreement, dated as of February 9, 2005, by and among the Company, Industrial Growth Partners II, L.P., the Warrantholder, LEG and the other investors named therein, and as the same is in effect on the date hereof.

(b)    Such agency may be changed by Sellers who held, immediately prior to the Closing, Shares representing a majority in interest of all Shares outstanding at such time (the “Majority-in-Interest”) from time to time upon not less than five (5) days prior written notice to the Buyer. The Seller Representative, or any successor hereafter appointed, may resign at any time by written notice to Buyer and the Seller Representative. A successor Seller Representative will be named by a Majority-in-Interest. All power, authority, rights and privileges conferred in this Agreement to the Seller Representative will apply to any successor Seller Representative.

(c)    The Seller Representative will not be liable to any Seller for any act done or omitted under this Agreement or any Ancillary Document as Seller Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith.

8.12     Expenses. Except as otherwise provided herein, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such expenses except as expressly provided herein.

8.13         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE BUYER:

MARINE SYSTEMS, INC.

By:	/s/ DORMAN L. STRAHAN
Dorman L. Strahan, President

THE SELLERS:

INDUSTRIAL GROWTH PARTNERS II, L.P.

By:	IGP Capital Partners II, LLC,
its General Partner

	By:	/s/ GOTTFRIED TITTIGER
Name: Gottfried Tittiger
Title: Managing Director

ANTARES CAPITAL CORPORATION

By:	/s/ TIMOTHY G. LYNE
Name:	Timothy G. Lyne
Title:	Director

LEG PARTNERS III, SBIC, L.P.

By:	Golub PS-GP, LLC
its General Partner

	By:	/s/ GREGORY W. CASHMAN
Name: Gregory W. Cashman
Title:

/s/ TIMOTHY P. BRADY
Timothy P. Brady

/s/ JOYCE N. BRADY
Joyce N. Brady

/s/ BART J. HOHENSEE
Bart J. Hohensee

/s/ LAURIE L. HOHENSEE
Laurie L. Hohensee

/s/ GARETT J. HOHENSEE
Garett J. Hohensee

/s/ BECKY B. HOHENSEE
Becky B. Hohensee

/s/ WENDELL J. HOHENSEE
Wendell J. Hohensee

/s/ JOANN D. HOHENSEE
Joann D. Hohensee

/s/ JAMES LAFLEUR
James Lafleur

/s/ FRANKIE T. LAFLEUR
Frankie T. Lafleur

/s/ WILFRED R. DEHART
Wilfred R. DeHart

/s/ JANICE W. DEHART
Janice W. DeHart

/s/ CHRISTOPHER C. LAPEYROUSE
Christopher C. Lapeyrouse

/s/ ROBIN L. LAPEYROUSE
Robin L. Lapeyrouse

/s/ RANDY MELANCON
Randy Melancon

/s/ LISA M. MELANCON
Lisa M. Melancon

/s/ BUSTER NAQUIN
Buster Naquin

/s/ VANESSA M. NAQUIN
Vanessa M. Naquin

/s/ JOHN TIEKEN JR.
John Tieken Jr.

/s/ CYNTHIA TIEKEN
Cynthia Tieken

/s/ LANCE DEHART
Lance DeHart

/s/ DEIRDRE B. DEHART
Deirdre B. DeHart

/s/ KAREN GREAVES
Karen Greaves

/s/ JEFFREY M. WEBB
Jeffrey M. Webb

/s/ TOM PARNELL
Tom Parnell

/s/ WILLIAM LUNDSTROM
William Lundstrom

/s/ JAMES EASTER
James Easter

THE COMPANY:

GLOBAL POWER HOLDING COMPANY

By	/s/ BART J. HOHENSEE
Name:	Bart J. Hohensee
Title:	President

Parent Guarantee

Kirby Corporation, a Nevada corporation (“Parent”), hereby unconditionally and irrevocably guarantees to the Sellers the full and timely performance, payment and discharge by Buyer of all obligations and liabilities of Buyer pursuant to this Agreement to be performed on or before the Closing Date, as the same may from time-to-time be amended, modified, substituted, extended or renewed (the “Guaranteed Obligations”), and agrees that if Buyer shall fail to pay or perform any Guaranteed Obligation when and as required by the terms of this Agreement, Parent will promptly pay or perform any such Guaranteed Obligation as required of Buyer pursuant to the terms of the Agreement.

This Parent Guarantee is an absolute, unconditional and continuing guarantee of payment and performance and not merely of collection, and will be binding upon and a primary obligation of Parent, irrespective of (i) the bankruptcy, insolvency, dissolution or liquidation of Buyer or the discharge of Buyer’s obligations in bankruptcy; (ii) any assignment, amendment, modification or termination of or any change in the term, manner or place of performance or payment of, or any other term of, all or any part of the Guaranteed Obligations, this Agreement or any other agreement or instrument relating thereto; (iii) any merger or consolidation of Parent or Buyer with or into any other Person or any sale, lease or transfer of any of the stock or assets of Parent or Buyer to any other Person, or any change in the name, stock ownership, membership, constitution or place of formation or incorporation of Parent or Buyer, or any change of Parent or Buyer into another form of business entity; or (iv) any failure, neglect or omission on the part of the Seller Representative before the Closing Date to give Parent notice of the occurrence of any default or event of default.

Notwithstanding anything to the contrary contained herein, this Parent Guarantee will continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations by or on behalf of Parent or Buyer is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of Parent or Buyer or otherwise, all as though such payment had not been made.

KIRBY CORPORATION,
a Nevada corporation

By:	/s/ MARK R. BUESE

Name:	Mark R. Buese

Title:	Senior Vice President

Exhibits

A	Sellers
B	Form of Escrow Agreement
C	Form of Termination of Management Agreement
D	Form of Option Cancellation Agreement
E	Form of Warrant Cancellation Agreement
F	Form of Buyer’s Closing Certificate
G	Form of Sellers’ Closing Certificate
H	Form of Resignation
I	Form of Termination of Consulting Agreement
J	Form of Letter Agreement

Schedules

Schedule 1.3(c)	Option Amount Allocation
Schedule 1.3(e)	Aggregate Share Amount Allocation
Schedule 1.4(a)	Working Capital Calculation
Schedule 1.4(b)	Net Debt Calculation
Schedule 2.2(a)	Foreign Qualifications
Schedule 2.2(b)	Subsidiary Foreign Qualifications
Schedule 2.5(a)	Capitalization
Schedule 2.6	Subsidiaries and Other Interests
Schedule 2.7(a)	Title to Assets
Schedule 2.7(b)	Exceptions to Title
Schedule 2.9	Consents
Schedule 2.11(a)	Financial Statements
Schedule 2.13	Absence of Certain Changes
Schedule 2.14(b)	Tax Extensions of Time
Schedule 2.14(g)	Tax Liability
Schedule 2.14(h)	280G Matters
Schedule 2.14(m)	Tax Affiliated Groups
Schedule 2.14(n)	Change in Accounting Method
Schedule 2.15	Litigation
Schedule 2.17	Permits
Schedule 2.18	Environmental
Schedule 2.18(f)	Environmental Report
Schedule 2.19	Employees
Schedule 2.20(a)	Employee Benefit Plans
Schedule 2.20(e)	Employee Benefit Plan Litigation
Schedule 2.20(g)	Benefits Beyond Retirement or Other Termination
Schedule 2.20(h)	Benefits Triggered by Transaction
Schedule 2.21(a)	Material Contracts
Schedule 2.21(b)	Material Contracts Full Force and Effect
Schedule 2.22(a)	Material Customers
Schedule 2.22(b)	Suppliers
Schedule 2.23	Intellectual Property

Schedule 2.25	Insurance
Schedule 2.26	Bank Accounts and Powers of Attorney
Schedule 4.1	Conduct of Business
Schedule 4.13(a)(iv)	Deductions
Schedule 5.1(c)	Buyer’s required Closing Consents
Schedule 8.10(d)	Additional Knowledge Persons